Exhibit 10.24
 LICENSE AGREEMENT

BETWEEN

ACORDA THERAPEUTICS, INC.

AND

THE MAYO FOUNDATION FOR
EDUCATION AND RESEARCH

Dated:  September 8, 2000

TABLE OF CONTENTS

1.	DEFINITIONS.
	1.1	“Affiliate”
	1.2	“FDA”
	1.3	“Field”
	1.4	“First Commercial Sale”
	1.5	“Key Claims”
	1.6	“Know-How”
	1.7	“Invention”
	1.8	“Licensed Patents”
	1.9	“Licensed Product”
	1.10	“Licensed Technology”
	1.11	“Marketing Exclusivity Rights”
	1.12	“Material Breach”
	1.13	“Net Sales”
	1.14	“Patent Term Extensions”
	1.15	“Patent Term Extensions Information”
	1.16	“Party”
	1.17	“PLA”
	1.18	“Regulatory Review Period”
	1.19	“Royalty Term”
	1.20	“Sublicensee”
	1.21	“Termination”
	1.22	“Territory”
	1.23	“Valid Claim”

2.	GRANT OF LICENSE.
	2.1	License Grant
	2.2	Reserved Rights
	2.3	Representations and Warranties.
	2.4	Right of First Offer
	2.5	Opportunity to Conduct Clinical Studies

3.	PAYMENTS; ROYALTIES.
	3.1	Upfront Consideration Royalty.
	3.2	Milestone Royalties for Licensed Products
	3.3	Running Royalties for Sales of Licensed Products.
	3.4	Third Party Royalties
	3.5	Certain Affiliate and Sublicensee Royalties
	3.6	Obligation to Pay Royalties
	3.7	Royalties on Combined Products
4.	PAYMENTS AND RECORDS.
	4.1	Payment
	4.2	Mode of Payment
	4.3	Taxes
	4.4	Records Retention
	4.5	Audit Request

5.	DUE DILIGENCE.
	5.1	Diligence

	5.2	Reports
	5.3	Short-Form Arbitration

6.	“OWNERSHIP; PATENTS; MARKETING EXCLUSIVITY; PATENT TERM EXTENSIONS”
	6.1	Ownership.
	6.2	Patent Prosecution and Maintenance.
	6.3	Patent Enforcement.
	6.4	Infringement Action by Third Parties.
	6.5	Marketing Exclusivity/Patent Term Extensions

7.	PUBLICATION; CONFIDENTIALITY.
	7.1	Publication
	7.2	Confidentiality; Exceptions.
	7.3	Exceptions to Obligation
	7.4	Confidentiality regarding Patient Information

8.	INDEMNIFICATION.
	8.1	Products Liability
	8.2	MAYO Indemnification.
	8.4	Notice; Waiver of Subrogation.

9.	TERM AND TERMINATION.
	9.1	Term
	9.2	Breach
	9.3	Insolvency or Bankruptcy
	9.4	Termination by ACORDA
	9.5	Right to Sell Stock on Hand
	9.6	Effect of Termination.
	9.7	Accrued and Surviving Rights and Obligations

10.	MISCELLANEOUS PROVISIONS.
	10.1	Relationship of Parties
	10.2	Assignment
	10.3	Further Actions
10.4	Force Majeure
10.5	No Trademark Rights
10.6	Public Announcements
10.7	Notices
10.8	Amendment
10.9	Waiver
10.10	Severability
10.11	Compliance with Law
10.12	Governing Law and Jurisdiction
10.13	Entire Agreement of the Parties
10.14	Descriptive Headings
10.15	Nondisclosure
10.16	Counterparts

LIST OF EXHIBITS

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of September 8, 2000 (the “Effective Date”), by and between Acorda Therapeutics, Inc., a Delaware corporation, having offices at 15 Skyline Drive, Hawthorne, New York 10532, (“ACORDA”) and The Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation located at 200 First Street SW, Rochester, Minnesota 55905 (“MAYO”).

PRELIMINARY STATEMENTS

A.                                   ACORDA has sponsored two research programs under the direction of Dr.  Moses Rodriguez and Dr.  Larry Pease, entitled (1) Preclinical Studies of a Monoclonal Antibody Designed to Promote Central Nervous Repair, and (2) Molecular Characterization of Antibody-Induced Remyelination and Isolation of Human Counterparts, (each a “Program” and collectively, the “Programs”), pursuant to two Sponsored Research Agreements between MAYO and ACORDA, dated as of October 1, 1995 and March 15, 1998, respectively, (the “Sponsored Research Agreements”) which are attached hereto as Exhibit A.  These Programs have related to, among other things, the therapeutic use of humanized and non-humanized antibodies for treatment of central nervous system conditions and disorders, including myelination or remyelination in conditions such as spinal cord injuries and multiple sclerosis.

B.                                     MAYO is the owner of certain right, title and interest to technology made or otherwise developed in performance of the Programs including certain inventions, discoveries and patents described in the Sponsored Research Agreements.

C.                                     MAYO has the right to grant licenses to this technology so that such technology may be utilized in the public interest, and is willing to grant a license thereunder to ACORDA.

D.                                    ACORDA has options, pursuant to ACORDA\MAYO Option Agreements dated as of October 1, 1995 and March 15, 1998 (the “Option Agreements”), which are attached hereto as Exhibit B, to acquire an exclusive, worldwide license to such technology and is desirous of obtaining certain rights and licenses from MAYO relating to the aforementioned technology.

E.                                      ACORDA wishes to exercise the options under both Option Agreements and ACORDA and MAYO now desire to provide for the license of all technology in all fields contemplated by the exercise of the options granted under both of the Option Agreements under one unified set of terms conditions, and for revised consideration, as provided under this Agreement, which shall be deemed to amend and supercede the provisions of the Option Agreements.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Parties hereto agree to the provisions of the Preliminary Statements and as follows:

1.                                      DEFINITIONS.

As used in this Agreement, the following terms will have the meanings set forth in this Section 1 unless the context dictates otherwise.

1.1                                 “Affiliate” shall mean, with respect to either person, any corporation or other business entity which controls, is controlled by or is under common control with such person.  For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling such person at the maximum control or ownership right permitted in the country where such entity exists.

1.2                                 “FDA” shall mean the U.S.  Food and Drug Administration, or the successor thereto.

1.3                                 “Field” shall mean the prevention, mitigation or treatment of nervous system disorders, diseases or injuries including, without limitation, pain, and any and all other diagnostic, therapeutic, pharmaceutical, cosmetic, medical or health care related applications.

1.4                                 “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale for use or consumption by the general public of such Licensed Product in any country in the Territory after all required marketing approvals have been granted, or, if such sale is otherwise permitted, by the governing health regulatory authority of such country.

1.5                                 “Key Claims” shall have the meaning assigned to such term in Section 3.2(a).

1.6                                 “Know-How” shall mean any and all technical data, information, inventions, biological materials, trade secrets, and other intellectual property, whether patentable or unpatentable, conceived or otherwise developed in the course of and in connection with the Programs, and all subsequent modifications, enhancements and improvements hereto, excluding the patent applications and patents within the Licensed Patents.

1.7                                 “Invention” shall mean any new and useful invention, discovery„ process, improvement or other intellectual property conceived of, first reduced to practice, made or otherwise developed by MAYO, its employees or agents including Dr.  Moses Rodriguez and Dr.  Larry Pease, in connection with and during the term of either of the Programs and this Agreement, and during the two year period thereafter.

1.8                                 “Licensed Patents” shall mean, collectively:

(a)                                  United States Patent No.  5,591,629, (formerly Application S.N.  08/236,520, filed April 29, 1994), entitled “Monoclonal Antibodies Which Promote Central Nervous System Remyelination,” the inventions described and claimed therein, and any substitutions, extensions, renewals, divisions, patents-of-addition, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in such patent (including, but not limited to, all of those continuations-in-part specifically listed on Exhibit C), patents issuing thereon or reissues, extensions or supplementary protection certificates thereof, and any and all patents and patent applications throughout the Territory corresponding thereto; and

(b)                                 All patents and patent applications, and any substitutions, extensions, renewals, divisions, patents-of-addition, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in such patent or patent application, patents issuing thereon or reissues, re-examinations, extensions or supplementary protection certificates thereof, and any and all foreign counterparts thereto concerning any invention, technology or other intellectual property owned in whole or in part by MAYO and made, first reduced to practice or otherwise developed in connection with the Programs, whether before or after the date of this Agreement, or derivatives or analogs thereof, including any and all technology which may be subject to either of the Option Agreements.

1.9                                 “Licensed Product” shall mean any product or part thereof which is covered, in whole or in part, by a Valid Claim of a Licensed Patent in the country in which such product is made, used or sold, or which incorporates or utilizes Know-How.

1.10                           “Licensed Technology” shall mean the Licensed Patents and the Know-How, collectively.

1.11                           “Marketing Exclusivity Rights” shall mean any rights to which a Licensed Product may be eligible in addition to or in lieu of rights under the Licensed Patents including rights to exclusivity provided in 21 USC §505, 21 USC §360aa-ee, the Orphan Drug Act, the marketing exclusivity provisions of Article 8(a) of Directive 65/65/EEC Relating to Medicinal Products and any other legislation on regulations as amended from time to time in the Territory applicable to this Agreement providing for non-patent marketing exclusivity for any Licensed Product whether such legislation or regulation is operative on the Effective Date of this Agreement or becomes operative thereafter;

1.12                           “Material Breach” shall mean a breach of this Agreement which is specified in this Agreement as being a material breach, and in addition, any breach of this Agreement which is so injurious to the relationship between the Parties that this Agreement should reasonably be subject to immediate Termination by the non-breaching Party.

1.13                           “Net Sales” shall mean, with respect to any Licensed Product, the gross amount invoiced for such Product by ACORDA, its Affiliates and Sublicensees, to third parties, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates (including, without limitation, promotional allowances or discounts or similar allowances) actually allowed or given; (ii) freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Licensed Product, outdated or returned Licensed Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added and excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).  Such amounts shall be determined from the books and records of
ACORDA, its Affiliates or its Sublicensees, maintained in accordance with the reasonable accounting principles used by such entity, consistently applied.

1.14                           “Patent Term Extensions” shall mean the interim or permanent extension ofthe term of any Licensed Patents or claims covered by any Licensed Patents for any Licensed Product for which MAYO may be eligible under 35 U.S.C.  § 156 or any otherU.S.  or non-U.S.  statute providing for extensions of patent terms;

1.15                           “Patent Term Extensions Information” shall mean information within a non-filing Party’s possession or control which may be requested by the Party responsible for filing and prosecuting an application or petition for a Patent Term Extension, such information as may be requested by the Patent and Trademark Office and execution of all necessary documentation in connection therewith for the filing Party to make a timely and complete filing and prosecution of an application for a Patent Term Extension;

1.16                           “Party” shall mean ACORDA or MAYO and, when used in the plural, shall mean ACORDA and MAYO.

1.17                           “PLA” shall mean a product license application, or with respect to any product license application already filed as of the Effective Date a supplemental product license application thereto, filed with the United States FDA, or the equivalent regulatory filing required to be filed with the regulatory authorities in any other jurisdiction outside the United States.

1.18                           “Regulatory Review Period” shall mean the period of time defined in 35 U.S.C.  § 156(g) and applicable to any Licensed Product;

1.19                           “Royalty Term” shall mean, with respect to each Product in each country in the Territory, the period commencing on the date of the First Commercial Sale of such Product and expiring on the earlier of: (a) the later of (i) the expiration of the last Key Claim covering such Product in such country, or (ii) the expiration of any exclusive approval period granted with respect to such Product under the Orphan Drug Act, 21 U.S.C.  § 360aa et.  seq., as amended from time to time, or (iii) ten years from the First Commercial Sale, or (iv) fifteen years from the Effective Date; or (b) the Termination of this Agreement.

1.20                           “Sublicensee” shall mean any non-Affiliate third party sublicensed by ACORDA to make, have made, import, use or sell any Licensed Product.

1.21                           “Termination” of this Agreement shall mean the ending, expiration, rescission, or any other discontinuation of this contract for any reason whatsoever.

1.22                           “Territory” shall mean the entire world.

1.23                           “Valid Claim” shall mean either: (i) a claim of an issued and unexpired patent included in the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a pending claim of a pending patent application that is classified under Section 1.7 as Licensed Patents, which claim (a) was filed in good faith, (b) is reasonably likely to issue, (c) has not been abandoned or finally disallowed without the possibility of appeal or refining of said application, and (d) has not been pending for a period in excess of seven (7) years from the earliest date from which the patent application was filed or claims priority in such country.

2.                                      GRANT OF LICENSE.

2.1                                 License Grant.  Subject to the terms and conditions of this Agreement, MAYO hereby grants to ACORDA, subject to any rights of the U.  S.  Government under 35 U.S.C.  § 200 etseq.  and all regulations promulgated pursuant thereto, the exclusive (even as to MAYO), worldwide right and license under the Licensed Technology to develop, make, have made, use, import, export, lease, offer to sell, sell, have sold and otherwise exploit Licensed Products for use in the Field in the Territory, and to grant, offer for sale and authorize sublicenses with respect to the right and license granted under this Section 2.1 to other third parties.

2.2                                 Reserved Rights.  Notwithstanding the right and license granted in Section 2.1, MAYO reserves the right to use the Licensed Technology solely for purposes of education, internal research and verification of adherence to MAYO’s policies regarding the responsible conduct of research, and for MAYO’s•patient care, at the discretion of MAYO’s physicians, conducted within MAYO’s facilities located in Rochester, Minnesota, Scottsdale, Arizona and Jacksonville, Florida.  MAYO may also share aliquots of antibody related to Licensed Technology with other academic institutions solely for non-commercial research purposes as ACORDA may approve in advance, provided that no antibody shall be shared which is not already subject to an issued U.S.  Patent or pending U.S.  patent application, and provided further, that any such other academic institution must sign a material transfer agreement in form acceptable to ACORDA, whereby such institution confirms (a) that the antibody provided is the subject of an issued or pending Patent, (b) the proprietary rights of ACORDA under this Agreement, and (c) that all rights to all commercial applications resulting from such institution’s research making use of such transferred material shall belong exclusively to MAYO and be considered part of the license granted to ACORDA under this Agreement.  The Parties agree that the form of material transfer agreement attached to this Agreement as Exhibit E may be used for such purpose, provided that MAYO must still obtain ACORDA’s prior approval for any specific agreement and transfer in each instance.  Nothing in this Section 2.2 shall permit MAYO to use the Licensed Technology to develop any product for commercial use, or give any third party such right.

2.3                                 Representations and Warranties.

(a)                                  MAYO hereby represents and warrants that:

(i)                                     It has the right to grant the right and license granted to ACORDA under this Section 2 and that (except as may be provided in that certain agreement dated January 9, 1997 between MAYO and TEVA Pharmaceutical Industries, Ltd.  (the “TEVA Agreement”) which purports to grant certain rights to TEVA with respect to certain research results which may or may not be considered part of the Licensed Technology licensed hereunder and is the subject of the special indemnification provided under Section 8.2 (b) of this Agreement) MAYO has not entered into any agreement with any third party which is in conflict with the rights granted to ACORDA pursuant to this Agreement; and

(ii)                                  It has fully disclosed to ACORDA all information in MAYO’s possession or control relating to the Licensed Technology, including, without limitation, any communications with any third parties relating to any of the foregoing.

(b)                                 NO OTHER WARRANTIES.

(i)                                     Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as a warranty or representation by MAYO as to: the validity or scope of any patents contained in the Licensed Technology; an obligation to bring or to prosecute actions against third parties for infringement of patent; or conferring by implication, estoppel, or otherwise any patents of MAYO.

(ii)                                  MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED TECHNOLOGY.  THE COMPANY TAKES THE LICENSED TECHNOLOGY “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE LICENSED TECHNOLOGY.

2.4                                 Right of First Offer.  The Parties recognize that MAYO may continue to conduct internal research using the Licensed Technology, as it determines in its discretion.  In the event that MAYO develops any other application related to the Licensed Technology but outside the scope of the license granted under this Agreement (a “New Product”), MAYO hereby grants to ACORDA a right of first offer with respect to rights for any such New Product in the Field, as follows:

(a)                                  In the event that, at any time during the term of this Agreement, MAYO intends to offer to a third party any rights to any New Product or receives an offer from a third party to acquire any rights to any New Product, MAYO shall first offer such rights to ACORDA, in writing, on terms no less favorable to ACORDA than those to be offered to, or offered by, such third party

(b)                                 Within 30 days after receipt of any such offer, ACORDA shall notify MAYO in writing as to whether it wishes to obtain such rights on such terms.  If ACORDA provides timely notice that ACORDA wishes to obtain such rights, then the Parties shall conduct exclusive negotiations in good faith and conclude an agreement incorporating such terms within 120 days thereafter.

(c)                                  In the event that (i) ACORDA gives MAYO notice that ACORDA does not wish to obtain such rights, or (ii) ACORDA does not respond to MAYO’s notice within 30 days after receipt thereof, then MAYO shall have the unrestricted right to enter into an agreement with a third party for such rights.

(d)                                 In the event that the parties enter into negotiations pursuant to Section 2.4(b), but are unable to agree upon the terms of such rights, despite the use of good faith efforts, during the 120-day period set forth in Section 2.4(b), then MAYO shall have the right, for a period of six months thereafter, to enter into an agreement with a third party for such rights on terms no more favorable to such third party than those last offered to ACORDA pursuant to this Section 2.4.  In the event that MAYO wishes to enter into such an agreement on terms more favorable to such third party, MAYO shall reoffer such terms to ACORDA in accordance with this Section 2.4.  MAYO’s obligation to reoffer to ACORDA any particular New Product it has not licensed to a third party during the six month period contemplated in the first sentence of this Section 2.4(d) shall continue for the term of this Agreement, and if MAYO continues its internal research related to such New

Product, it will disclose to ACORDA any material new information, technology, or data developed by MAYO related to the New Product to permit ACORDA to evaluate MAYO’s reoffer.

2.5                                 Opportunity to Conduct Clinical Studies.  In the event that ACORDA determines that it is desirable to conduct clinical studies in connection with development of Licensed Products using the Licensed Technology, ACORDA shall provide MAYO with the opportunity to be included as a study site for such clinical studies, provided that MAYO has the necessary expertise, and can perform such clinical study in a timely and cost efficient manner when compared to the use of a third party.  MAYO acknowledges that MAYO may not serve as a major clinical trial site, when MAYO has a conflict of interest, whether actual or perceived, such as in a registrational study.

3.                                      PAYMENTS; ROYALTIES.

3.1                                 Upfront Consideration Royalty.

(a)                                  In partial consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay MAYO a fee of thirty-five thousand dollars ($35,000), due within thirty (30) days after the Effective Date.  Such fee shall be non-refundable, and non-creditable against any other royalty or fee payable under this Agreement.

(b)                                 In further consideration of the right and license granted to ACORDA hereunder, ACORDA acknowledges that this Agreement permits MAYO to exercise the warrants previously granted to MAYO in connection with the Option Agreement to purchase 60,000 shares of ACORDA common stock at the price of founders stock.  In the event MAYO elects to exercise such warrants, ACORDA shall reimburse to MAYO the price paid by MAYO in order to exercise such warrants.

3.2                                 Milestone Royalties for Licensed Products.  In further consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay to MAYO the following milestone payments upon the first occurrence of each event set forth below:

(a)                                  In as much as United States Patent No.  5,591,629, as described in Section 1.8(a) has issued and contains one or more of the key claims as contemplated by a prior Option Agreement among the Parties (“Key Claims”), $25,000, within 30 days following the Effective Date.

(b)                                 $25,000 within thirty days following the issuance of the first U.S.  composition of matter Licensed Patent for a human antibody.

(c)                                  $50,000 within 30 days after the initiation of the first U.S.  Phase II clinical trial for the first Licensed Product chosen for development (“First Licensed Product”) by ACORDA or its Affiliates or Sublicensees.

(d)                                 $500,000 upon the approval to market for therapeutic use given by the FDA to ACORDA or its Affiliates or Sublicensees (“FDA Approval”) of the First Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

(e)                                  $125,000 within 30 days after the earlier of (1) initiation of the second U.S.  Phase III clinical trial for the second Licensed Product chosen for development, if any, (“Second Licensed Product”) by ACORDA or its Affiliates or Sublicensees or (2) submission of a New Drug Application (“NDA”) by ACORDA or its Affiliates or Sublicensees to the FDA for such Second Licensed Product.

(f)                                    $500,000 upon FDA Approval of the Second Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

(g)                                 $150,000 within 30 days after the earlier of (1) initiation of the second U.S.  Phase III clinical trial for the third Licensed Product chosen for development, if any, (“Third Licensed Product”) by ACORDA or its Affiliates or Sublicensees or (2) submission of an NDA by ACORDA or its Affiliates or Sublicensees to the FDA for such Third Licensed Product.

(h)                                 $500,000 upon FDA Approval of the Third Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

3.3                                 Running Royalties for Sales of Licensed Products.

(a)                                  In further consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay to MAYO, in connection with the sale of Licensed Products by ACORDA or its Affiliates or Sublicensees, in accordance with the following schedule and rates:

(i)                                     With respect to the First Licensed Product, provided that such First Licensed Product is covered by a Valid Claim which contains a valid composition of matter claim in the country where it is sold the applicable royalty rates shall be

1.25% of the first $400,000,000 of annual Net Sales; and

1.50% of all annual Net Sales in excess of $400,000,000.

(ii)                                  With respect to the Second Licensed Product, the Third Licensed Product, and each subsequent Licensed Product, provided that each such Licensed Product is covered by a Valid Claim which contains a valid composition of matter claim in the country where it is sold, and taking each Licensed Product into account separately and not aggregating Net Sales of separate Licensed Products, the applicable royalty rates shall be:

1.00% of the first $200,000,000 of annual Net Sales;

1.50% of annual Net Sales between $200,000,001 and $400,000,000;

2.00% of annual Net Sales between $400,000,001 and $500,000,000; and

2.5% of annual Net Sales in excess of $500,000,000.

(iii)                               With respect to any Licensed Product which is not covered by a Valid Claim which contains a composition of matter claim in the country where it is sold, but is covered by a pending patent within the Licensed Patents containing a valid composition of matter claim in the country where such Licensed Product is sold, the applicable royalty rate shall be, in lieu of the foregoing rates, one percent (1.00%) on all annual Net Sales

(b)                                 In the event that any of the issued patents contemplated in Section 3.3(a) contain only awarded valid utility claims, the Parties shall negotiate in good faith lesser royalty rates for the sale of Licensed Products.  Such royalty rates shall reflect customary royalties for intellectual property of the type, degree of proprietary protection and value mutually agreed to by MAYO and ACORDA.

(c)                                  Beginning on the first anniversary of the first commercial sale of the First Licensed Product, ACORDA shall pay MAYO the following minimum annual royalties equal to the difference between the actual annual amounts paid to MAYO pursuant to Section 3.3(a) and (b) and the following:

(i) $20,000 on the first anniversary;

(ii) $25,000 on the second anniversary;

(iii) $30,000 on the third anniversary; and

(iv) $35,000 on the fourth anniversary and on each anniversary thereafter.

3.4                                 Third Party Royalties.  In the event that ACORDA, its Affiliates or Sublicensees, as the case may be, pays royalties or other amounts to any third party to make, use or sell a Licensed Product or to avoid or settle a claim of infringement of the intellectual property rights of such third party, ACORDA may offset such amounts paid against up to fifty percent (50%) of the amount of royalties due from ACORDA to MAYO, provided however, that in no event shall MAYO receive less that one quarter of one percent (0.25%) of the Net Sales of the Licensed Product sold by ACORDA, its Affiliates or Sublicensees, as the case may be.

3.5                                 Certain Affiliate and Sublicensee Royalties.  In the event that ACORDA receives any royalties from Affiliates or Sublicensees with respect to the sale of Licensed Products for use in applications that ACORDA has decided, in its business judgment, not to commercialize, ACORDA shall pay MAYO twenty-five percent (25%) of such amounts received, provided however, that MAYO shall not be entitled to any share of amounts received by ACORDA from its Affiliates or Sublicensees for:

(a)                                  equity;

(b)                                 debt;

(c)                                  research and development;

(d)                                 any payments attributable to performance based milestones;

(e)                                  the license or sublicense of,

(i)                                     any intellectual property other than the Licensed Patents,

(ii)                                  any products other than the Licensed Products; or

(f)                                    reimbursement for patent or other expenses.

3.6                                 Obligation to Pay Royalties.  In no event shall more than one.  royalty be due hereunder with respect to any unit of Licensed Product even if covered by more than one patent or Valid Claim of any patent included in the Licensed Patents.  Except as provided in Section 3.5, there shall be no obligation to pay royalties to MAYO under this Section 3 on sales of Licensed Products between ACORDA and its Affiliates and Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by ACORDA or its Affiliates or Sublicensees.  Failure to make such royalty payments shall be deemed a Material Breach of this Agreement.  Payments due under this Section 3 shall be deemed to accrue when payment is received by ACORDA for Licensed Products.

3.7                                 Royalties on Combined Products.  Where a Licensed Product is sold in combination with one or more other products that are not Licensed Products (the “Combined Product”), ACORDA shall pay royalties to MAYO based upon the value of the Combined Product attributable to the Licensed Patents.  The Parties agree to negotiate in good faith to reach a mutual agreement concerning the value of Combined Product attributable to such Licensed Patents, provided however, that ACORDA shall pay MAYO no less than one quarter of one percent (0.25%) of the Net Sales of such Combined Product.

4.                                      PAYMENTS AND RECORDS.

4.1                                 Payment.  Except as otherwise provided herein, all royalties and other.payments due hereunder shall be paid quarterly within 45 days after the end of each calendar quarter in which such payments or royalties accrue.  Each such payment shall be accompanied by a statement identifying the payments made, including a Licensed Product-by-Licensed Product and country-by-country statement of the amount of Net Sales during such quarter, the amount of royalties due on such Net Sales and the amount of any credits being applied to such royalties.  Failure to make such payments on time shall be deemed a Material Breach of this Agreement.

4.2                                 Mode of Payment.  ACORDA shall make all payments required under this Agreement in U.S.  Dollars.  The payments due shall be translated at the rate of exchange at which United States Dollars for the currency of the country in which the payment accrued, as listed in The Wall Street Journal on the last business day of the calendar quarter in which such sales, if any, were made.

4.3                                 Taxes.  Royalties shall be paid to MAYO free and clear of all foreign taxes, including withholding and turnover taxes, except such taxes which ACORDA may be required to withhold by a foreign country.  Any tax required to be withheld by ACORDA or its Affiliates or Sublicensees under the laws of any foreign country for the account of MAYO shall be promptly paid by ACORDA or its Affiliate or Sublicensee for and on behalf of MAYO, with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable MAYO to support a claim for income tax credit in’ respect to any sum so withheld.  Any such tax required to be withheld shall be an expense of and borne solely by MAYO.

4.4                                 Records Retention.  ACORDA shall keep complete and accurate records pertaining to the manufacture, use and sale of Licensed Products and in sufficient detail to permit MAYO to confirm the accuracy of royalty calculations under this Agreement.

4.5                                 Audit Request.  At the request and expense of MAYO, ACORDA shall permit an independent, certified public accountant appointed by MAYO and acceptable to ACORDA, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine, with respect to any calendar year ending not more than three years prior to MAYO’s request, the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalty payable for any calendar year in the case of ACORDA’S failure to report or pay pursuant to this Agreement.  Results of any such examination shall be made available to both Parties.  MAYO shall bear the full cost of the performance of any such audit; provided however, that in the event such audit reveals an underpayment by ACORDA in excess of five percent of the total amount of payment due by ACORDA to MAYO for any calendar year subject to such audit, ACORDA shall reimburse MAYO for the cost of such audit.

5.                                      DUE DILIGENCE.

5.1                                 Diligence.  ACORDA, directly or through its Affiliates or Sublicensees, shall use reasonable commercial efforts, consistent with its business judgment, to develop and commercialize Licensed Products during the term of this Agreement and obtain and maintain such approvals as may be necessary for the sale of Licensed Products in the United States and in such other worldwide markets as ACORDA selects to commercialize such Licensed Products.

5.2                                 Reports.  During the term of this Agreement and until the First Commercial Sale of the first Licensed Product, ACORDA shall deliver to MAYO semi-annual reports, due within 45 days after the end of each June and December, summarizing the efforts of ACORDA, its Affiliates and its Sublicensees to develop and commercialize Licensed Products.

(a)                                  If MAYO reasonably believes that ACORDA is not satisfying ACORDA’s diligence obligations set forth in Section 5.1 (or does not have sufficient information to make such determination), it may request ACORDA to inform MAYO of such efforts as ACORDA, its Affiliates or Sublicensees are undertaking to comply with its obligations thereunder.  Within 60 days from receipt of such request, ACORDA shall then report its efforts to develop and commercialize Licensed Products and, if either Party requests, the Parties shall meet to discuss the situation.

(b)                                 At any time during such 60-day period, either Party may request the use of a mediator to assist in the resolution of such dispute.  In such event, both Parties shall try in good faith to resolve such dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules by a single mediator, who shall have experience and be knowledgeable in the pharmaceutical industry, appointed in accordance with such rules.  The Parties agree to submit to one day of mediation to take place within 30 days after the selection of such mediator, unless the Parties otherwise agree.  The costs of any such mediation, including administrative fees and fees of the mediator, shall be shared equally by the Parties, and each Party shall bear its own expenses in such mediation.

(c)                                  If, at the end of the later of the 60 day period referred to in Section 5.3(a) or the unsuccessful conclusion of the mediation, if any, commenced pursuant to Section 5.3(b), MAYO still believes that ACORDA is not exercising sufficient efforts to satisfy the diligence obligations set forth in Section 5.1, MAYO shall initiate a Short-Form Arbitration proceeding pursuant to Section 5.4 within 30 days thereafter.  The sole question before the arbitrator shall be whether ACORDA is exercising sufficient efforts to satisfy the diligence obligations set forth in Section 5.1.  If MAYO fails to initiate such arbitration within such 30 day period, MAYO shall have no further right to dispute ACORDA’s efforts to satisfy its diligence obligations with respect to the period in question.

(d)                                 The foregoing is intended to provide MAYO the means to reasonably exercise its rights hereunder, and shall not be used to place unreasonable reporting burdens on ACORDA.  MAYO may not commence a request for the foregoing information from ACORDA for at least one year after MAYO last commenced a request therefor.

5.3                                 Short-Form Arbitration.  Any dispute subject to short-form arbitration as provided in Section 5.3 shall be finally settled by binding arbitration in New York City, New York (at a specific location to be agreed upon by the Parties) under the Licensing Rules of the American Arbitration Association by a panel of one or more arbitrators, who shall have experience and be knowledgeable in the pharmaceutical industry, appointed in accordance with such rules.(Such arbitrators shall make their determination on the basis of “baseball arbitration” principles.  THE FOREGOING REMEDY SHALL BE EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY SUCH DISPUTE.  Except as specifically otherwise set forth in Section 5.3 and this Section 5.4 such arbitration shall be conducted in accordance with the provisions of Exhibit D.

6. “OWNERSHIP; PATENTS; MARKETING EXCLUSIVITY; PATENT TERM EXTENSIONS”

6.1                                 Ownership.

(a)                                  Except as otherwise provided in Section 6.1(b) through (e), MAYO shall retain all right, title and interest in and to the Licensed Technology, regardless of which Party prepares and prosecutes the patent applications associated therewith, or maintains the patents or other intellectual property rights related, subject to the right and license granted to ACORDA pursuant to Section 2.

(b)                                 Rights to Inventions for which employees or agents of MAYO are the sole inventor(s) as determined in accordance with U.S.  patent laws shall belong to MAYO.

(c)                                  Rights to Inventions for which employees or agents of ACORDA are the sole inventor(s) as determined in accordance with U.S.  patent laws shall belong to ACORDA.

(d)                                 Rights to Inventions made jointly by employees and agents of MAYO and by employees and agents of ACORDA as determined in accordance with U.S.  patent laws shall belong jointly to MAYO and to ACORDA.

(e)                                  Rights held by MAYO in any Inventions, including without limitation, rights in and to patent applications and patents which may be obtained thereon, shall be within the terms Licensed Patents and shall be subject to the license granted to ACORDA herein.

(f)                                    In the event as to any Invention either Party determines that it may be advisable to consider special ownership or license arrangements among them in order to maximize the commercial protection or utility afforded under any applicable patent law, the Parties shall discuss and consider in good faith the implementation of such special arrangements as a means of maximizing the value of such Invention for their mutual benefit.

6.2                                 Patent Prosecution and Maintenance.

(a)                                  ACORDA, at its sole cost and expense (including, without limitation, legal fees, filing and maintenance fees or other governmental charges), shall (i) commencing on the Effective Date, have full responsibility for and shall control the preparation and prosecution of all patent applications, and the maintenance of all patents, related to the Licensed Technology, and (ii) reimburse the reasonable expenses in connection with such activities prior to the Effective Date.  actually incurred by MAYO, in connection with the filing, prosecution and maintenance of the Patent Rights, as shown by MAYO’s books and records.

(b)                                 ACORDA shall select qualified patent counsel to file and prosecute all such patent applications.  ACORDA shall provide copies to MAYO of any proposed filings to made to any patent office relating to the Patent Rights in advance, shall consult with MAYO, and shall in good faith consider and give due respect to MAYO’s position with respect thereto.  In addition, ACORDA shall provide copies to MAYO of any written communications received from any patent office relating to the Patent Rights.

(c)                                  MAYO shall provide ACORDA with a credit against earned royalties due MAYO in the amount of fifty percent (50%) of all expenses, costs and fees (including attorney’s fee’s) paid by ACORDA in pursuant to this Section 6.2.  At MAYO’s request, ACORDA shall provide MAYO with reasonable documentation of such costs.

(d)                                 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all Patent Rights.

6.3                                 Patent Enforcement.

(a)                                  If either Party learns of an infringement or other use, rights or ownership claim or threatened infringement or other such claim by a third party with respect to any Licensed

Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement, whereupon the parties shall consult to determine if they will jointly bring action to terminate such infringement or misappropriation.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Parties in such proportions as they may agree in writing.  Any recovery obtained by the Parties in such action shall be used to reimburse the cost of such action to the Parties in proportion to their respective contributions to the costs and expenses incurred in such action, and the remainder shall be divided equally between the Parties.

(b)                                 In the event that the Parties fail to initiate an action to terminate such infringement or misappropriation within ninety (90) days after the last party receives notice of such infringement or misappropriation, MAYO shall have the first right, but not the duty, to institute at its sole cost and expense, actions against third parties based on any Licensed Technology under this Agreement.  Any recovery obtained by MAYO in such action shall be used to reimburse the cost of such action and the remainder shall be retained by MAYO.

(c)                                  In the event that the Parties fail to initiate an action to terminate such infringement or misappropriation within ninety (90) days after the last party receives notice of such infringement or misappropriation, and in the event MAYO does not institute an infringement proceeding against an offending third party within 180 days after the last party receives such notice, ACORDA shall have the right, but not the duty, to institute at its sole cost and expense, such an action with respect to any infringement or misappropriation by a third party.  Any recovery obtained by ACORDA shall be used to reimburse the cost of such action and the remainder shall be retained by ACORDA, provided however, that such amount shall be deemed to constitute Net Sales for purposes of this Agreement.

(d)                                 Unless the Parties otherwise agree in writing, each Party shall execute all necessary and proper documents and provide reasonable, but not financial, cooperation as shall be appropriate, to allow the other Party to institute and prosecute such infringement actions.

6.4                                 Infringement Action by Third Parties.

(a)                                  In the event of the institution of any suit by a third party against ACORDA for patent infringement involving the manufacture, sale, offer for sale, distribution or marketing of any Product in the Territory, ACORDA shall have the right to defend such suit at its own expense, and MAYO hereby agrees to assist and cooperate with ACORDA, at ACORDA’s expense, to the extent necessary in the defense of such suit.  During the pendency of any such action, ACORDA shall continue to make all payments due under this Agreement, provided however, that ACORDA shall be entitled to a credit against such payments of an amount equal to one-half of the reasonable costs actually incurred in such action.

(b)                                 If ACORDA finally prevails and receives an award from such third party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be allocated, first, to ACORDA and MAYO to reimburse each Party for its pro rata share of costs and expenses incurred in such action, and the remaining amount shall be retained by ACORDA, provided however, that such amount shall be deemed to constitute Net Sales for purposes of this Agreement.

(c)                                  If ACORDA finally loses, whether by judgment, award, decree or settlement, and is required to pay a royalty or damages to such third party, ACORDA shall continue to pay the royalties for such Licensed Product in the country(ies) which is the subject of such action, but shall be entitled to a credit against such payments in an amount-equal to the royalty or damages paid to such third party, but in no event shall such credit be more than 50% of the royalties due hereunder for such Licensed Product in such country(ies).

(d)                                 If ACORDA is required to pay a royalty or damages to a third party pursuant to Section 6.4(c) and the amount of such royalty or damages exceeds 50% of the royalties due hereunder for such Licensed Product in such country(ies), ACORDA shall have the right to terminate this Agreement solely with respect to such Licensed Product in such country(ies).  The effect of any such termination shall be the same as any termination by ACORDA pursuant to Section 9.4.

6.5                                 Marketing Exclusivity/Patent Term Extensions

(a)                                  ACORDA shall be responsible for taking all necessary steps to prosecute, perfect and maintain such applicable Marketing Exclusivity Rights as it deems appropriate.

(b)                                 ACORDA grants to MAYO the exclusive right to rely on any Regulatory Review Period for any Licensed Product and agrees to be MAYO’s agent for such purposes.  In the event of any request from the Patent and Trademark Office for assurances that MAYO has the right to rely on the Regulatory Review Period, including assurances that ACORDA is MAYO’s agent for such purposes, this Section 6.5 shall be conclusive evidence ofACORDA’s agreement that MAYO has such right.  Except as may otherwise be contemplated under this Agreement with respect to the transfer of rights or obligations to Affiliates, Sublicensees and permitted assignees, ACORDA may not transfer, assign, license, mortgage or hypothecate in whole or in part to any person, whether voluntarily or involuntarily, its right to a Regulatory Review Period for any Licensed Product without the prior written consent of MAYO, which consent shall not be unreasonably withheld or delayed.

(c)                                  Subject to the provisions of Section 6.5 (e), MAYO reserves the right to determine that ACORDA should file and prosecute any application for a Patent Term Extension;

(d)                                 ACORDA agrees to take all reasonable actions which MAYO determines to be necessary to ensure the complete and timely filing and prosecution of any application for a Patent

Term Extension, including but not limited to providing MAYO with relevant Patent Term Extension Information.

(e)                                  In the event that more than one Licensed Patent could be the subject of an application for a Patent Term Extension, ACORDA shall have the right, after consultation with MAYO, to select the Licensed Patent.

7.                                      PUBLICATION; CONFIDENTIALITY.

7.1                                 Publication.  ACORDA acknowledges that MAYO is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities.  In the event MAYO, or any employee, student or other agent of MAYO who is performing any work with respect to the Program, wishes to make any publication or otherwise disseminate information concerning or obtained through the Program, MAYO will deliver to ACORDA copies of such scientific articles, papers and abstracts for review and comment at least 60 days prior to the date of submission for publication or presentation.  ACORDA’s permission to publish shall not be unduly withheld, and ACORDA’s permission or withholding of such permission will be submitted to MAYO in writing not later than 30 days following’ ACORDA’s receipt of the material for review.  If ACORDA determines that such proposed publication or presentation contains patentable subject matter that requires protection, ACORDA may require the delay of publication or presentation for a period not to exceed 90 days for the purpose of allowing the filing of patent applications.  If ACORDA identifies any of ACORDA’s Confidential Information (as defined herein) in such proposed publication or presentation, MAYO will delete such information from same, or modify the disclosure of such information from same in a manner reasonably acceptable to ACORDA.

7.2                                 Confidentiality; Exceptions.

(a)                                  “Confidential Information of a party shall mean all reports, data and information disclosed by such party to another party, which is (i) in writing and marked “CONFIDENTIAL” or “PROPRIETARY or marked with words of similar import, or (ii) disclosed through oral, visual, or other non-written means, identified as confidential or proprietary at the time of initial disclosure, and summarized and confirmed as confidential or proprietary in writing to the receiving party within thirty (30) days of such disclosure.  Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this agreement.  Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

(b)                                 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party, its Affiliates, its licensees and its Sublicensees shall keep, and shall ensure that their respective employees, officers, directors and trustees shall keep, completely confidential and shall not publish or otherwise disclose and shall not use any Confidential

Information for any purpose other than carrying out the obligations of the receiving Party under this Agreement except to the extent that it can be established by the receiving Party by competent proof in the form of written records maintained by the receiving Party that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

7.3                                 Exceptions to Obligation.  The restrictions contained in Section 7.2 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for Licensed Products, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the receiving Party to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of the Confidential Information required to be disclosed, and shall cooperate with efforts of the disclosing Party to limit disclosure, as appropriate.

7.4                                 Confidentiality regarding Patient Information.  Notwithstanding anything in this Section 7 to the contrary, identifiable patient information obtained in the performance of the Program shall be deemed Confidential Information and shall be kept confidential by both Parties permanently except: (i) when that information is required to be disclosed by regulatory authorities; or (ii) with the patient’s consent.

8.                                      INDEMNIFICATION.

8.1                                 Products Liability.  ACORDA shall defend, indemnify and hold MAYO and MAYO’s Affilitates, and their respective trustees, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) (collectively, a “Claim”) arising out of or resulting from third party claims or suits resulting from: (i) the use by ACORDA or its Affiliates or Sublicensees of any of the Licensed Technology, (ii) the use by ACORDA or its Affiliates or Sublicensees of information concerning or obtained through the Program, or (iii) the manufacture, use, sale or offer for sale of a Licensed Product by ACORDA or its Affiliates or Sublicensees pursuant to this Agreement; provided that such Claim does not arise out of or result from a breach of any of MAYO’s representations or warranties made under this Agreement, and provided further that such Claim is not covered by MAYO’s indemnification provided in Section 8.2.

ACORDA shall, during the term of this Agreement, carry occurrence-based liability insurance with policy limits of at least THREE MILLION DOLLARS ($3,000,000).  In addition, such policy shall name MAYO as an additional-named insured.

8.2                                 MAYO Indemnification.

(a)                                  MAYO shall defend, indemnify and hold ACORDA and its Affiliates and Sublicensees and their respective directors, officers and employees, harmless from and against any and all Claims arising out of or resulting from third party claims or suits resulting from (a) any negligence, recklessness or wrongful intentional acts or omissions of MAYO and its trustees, officers, employees and agents, including Dr.  Moses Rodriguez and Dr.  Larry Pease in connection with (i) the work performed by MAYO, Dr.  Moses Rodriguez or Dr.  Larry Pease under the Program, and (ii) any other development and/or commercialization work relating to any Licensed Products or Licensed Technology before the Effective Date, or thereafter in connection with MAYO’s, Dr.  Rodriguez’ or Dr.  Pease’s development of Licensed Products or Licensed Technology; excepting in any case to the extent any such Claims result from the negligence, recklessness or wrongful intentional acts or omissions of ACORDA or its Affiliates or Sublicensees, or their respective directors, officers, employees or agents.

(b)                                 Notwithstanding any other provision of this Agreement, including those which may impose any obligation or cost on ACORDA in ‘connection with patent prosecution, enforcement and infringement actions from third parties under Section .6, MAYO shall defend, indemnify and hold ACORDA and its Affiliates and Sublicensees and their respective directors, officers and employees, harmless from and against any and all Claims arising out of or resulting from third party claims or suits resulting from or in any way related to the TEVA Agreement and MAYO shall, at its sole expense, take all reasonable actions and adopt all reasonable positions with third parties in order to permit ACORDA full enjoyment of the exclusive license granted under this Agreement and to avoid or mitigate any conflicts between with the license hereunder and any rights which MAYO may have granted under the TEVA Agreement in ACORDA’s favor.

8.4                                 Notice; Waiver of Subrogation.

(a)                                  In the event that any person entitled to indemnification (an “Indemnitee”) seeks indemnification under this Section 8, the Indemnitee agrees to: (i) promptly inform the indemnifying Party (the “Indemnitor”) of any claim, suit or demand threatened or filed, (ii) permit the Indemnitor to assume direction and control of the defense or Claims resulting therefrom (provided that Indemnitor may not settle any Claim against an Indemnitee without the consent of the Indemnitee, which consent shall not be unreasonably withheld), and (iii) cooperate as requested (at the expense of the Indemnitor) in the defense of the Claim.

(b)                                 Except as otherwise expressly provide in this Agreement, each Indemnitor waives any right of subrogation that it may have against an Indemnitee resulting from any Claim for which an Indemnitor has agreed to indemnify an Indemnitee under Section 8 of thisAgreement.  Such waiver shall not, however, be deemed a waiver of any subrogation rights an Indemnitor may have against third parties.

9.                                      TERM AND TERMINATION.

9.1                                 Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

(a)                                  As to each Licensed Product and as to each country in the Territory, on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration of the last to expire Licensed Patent in such Licensed Product or in such country, as the case may be.

(b)                                 This Agreement shall terminate in its entirety upon its termination as to all Licensed Patents in all countries.

9.2                                 Breach.  A Material Breach by either Party of any of the obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the Material Breach and requiring it to cure such Material Breach.  If such Material Breach is not cured within 90 days after the receipt of such notice (or, if such Material Breach reasonably cannot be cured within such 90-day period, if the Party in default does not commence and diligently continue actions to cure such default during such 90-day period), the notifying Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement, and in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving written notice to take effect on the date of such notice.  The right of either Party to terminate this Agreement, as provided in this Section 9.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous Material Breach.

9.3                                 Insolvency or Bankruptcy.  In the event that either Party shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is.filed) (a “Bankrupt Party”), the other Party shall have the right to terminate this Agreement in its entirety immediately upon written notice of such Termination.  All rights and licenses granted by the Bankrupt Party under this Agreement are, and shall otherwise be deemed to be; for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code.  Unless the other Party elects to terminate this Agreement under this Section, the Parties agree that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued fulfillment of its obligations under this Agreement.

9.4                                 Termination by ACORDA.  ACORDA shall have the right to terminate the right and license granted herein, in whole or as to any Licensed Product in any country in the Territory, at any time, and from time to time, by giving written notice to MAYO.  Such termination shall be effective 90 days from the date such notice is given, and all of ACORDA’s rights associated with such Licensed Product(s) and such country(ies) shall cease as of that date, subject to Sections 9.5 through 9.7.

9.5                                 Right to Sell Stock on Hand.  Upon the termination of any right and license granted herein, in whole or as to any Licensed Product, for any reason other than ACORDA’s failure to cure a Material Breach of this Agreement, ACORDA shall have the right for one year or such longer period as the Parties may reasonably agree in writing to dispose of all Licensed Products or substantially completed Licensed Products then on hand to which such termination applies, and royalties shall be paid to MAYO with respect to such Licensed Products as though this Agreement had not terminated.

9.6                                 Effect of Termination.

(a)                                  Following the expiration of any right and license granted under this Agreement in whole or in part as to any Licensed Product in any country in the Territory pursuant to Section 9.1, ACORDA shall have the royalty-free, non-exclusive right to continue to use the Licensed Technology for the manufacture, use and sale of Licensed Products as theretofore licensed under this Agreement.

(b)                                 Upon Termination of this Agreement by ACORDA pursuant to Section 9.2 or 9.3: (i) MAYO shall promptly transfer to ACORDA copies of all data, reports, records and materials in MAYO’s possession or control that relate to the Licensed Products and return to ACORDA all relevant records and materials in MAYO’s possession or control containing Confidential Information ofACORDA, including all information concerning or obtained through the Program; (ii) ownership of all INDs, PLAs and other regulatory filings made or filed for any Product shall be transferred solely to ACORDA, and (iii) at ACORDA’s election, any sublicenses granted by ACORDA under the Licensed Technology shall be deemed terminated or automatically assigned to MAYO.

(c)                                  Upon Termination of this Agreement by MAYO pursuant to Section 9.2 or 9.3: (i) ACORDA shall promptly transfer to MAYO copies of all data, reports, records and materials in ACORDA’s possession or control that relate to the Licensed Products and return to MAYO all relevant records and materials in ACORDA’s possession or control containing Confidential Information of MAYO; (ii) all licenses granted for Licensed Technology by MAYO to ACORDA under Section 2 shall terminate; (iii) all sublicenses granted by ACORDA under the Licensed Technology shall be deemed automatically assigned to MAYO.  Thereafter, MAYO shall have the right to develop, make, have made, use, sell or have sold any Licensed Product.

(d)                                 Upon Termination of this Agreement by ACORDA pursuant to Section 9.4: (i) each Party shall promptly transfer to the other Party copies of all data, reports, records and materials of the other Party in the possession or control of such Party that relate to the Licensed Products; (ii) each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; and (ii) all licenses granted by either Party to the other Party under Section 2 shall terminate.  Thereafter, each Party shall have the right to develop, make, have made, use, sell or have sold any Licensed Product, to the extent legally permissible.

9.7                                 Accrued and Surviving Rights and Obligations.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such Termination, relinquishment or expiration (including, without limitation, ACORDA’s obligation to pay all royalties which shall have accrued hereunder as of the effective date of such Termination).  The Parties’ rights and obligations under Sections 4, 6, 7, 8, 9.5, 9.6, 9.7, 10.5, and 10.12 shall survive Termination.

10.                               MISCELLANEOUS PROVISIONS.

10.1                           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.2                           Assignment.  Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of those of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 10.2 shall be void.

10.3                           Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement..

10.4                           Force Majeure.  Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other.  cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter.

10.5                           No Trademark Rights.  Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner, in connection with the performance of this Agreement, the name or other designation of the other Party or any other logo, name, tradename, service mark or trademark of the other Party, or the name of any employee or agent of the other Party, without that Party’s prior, written, express consent.  Either Party may withhold such consent in either Party’s absolute discretion.  For MAYO or its Affiliates, such names and marks include, but are not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same.  Violation of this Section 10.5 by either Party shall be deemed a Material Breach of this Agreement, entitling the other Party to appropriate equitable or legal relief.

10.6                           Public Announcements.  Except as required by law, including but not limited to, disclosures to prospective investors as required under applicable state and federal securities laws or as.  required for documents or other communications to be filed or distributed pursuant to requirements of the Securities and Exchange Commission, any stock exchange or NASDAQ, (“Permitted Public Announcement”) neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other to the text of such public announcement.  In the event of a Permitted Public Announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.  In the event that a party has obtained consent to the text of such other public announcement, such party shall be entitled to use and reuse, without limitation and in any form, such text in one or more public announcements.

10.7                           Notices.  All notices and other communications required or permitted to be given under or in connection with this Agreement shall be in writing, and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier service (signature required), or mailed by registered or certified mail (return receipt requested), postage prepaid, to the

Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change or address shall be effective only upon receipt thereof):

(a)	If to ACORDA, to:

ACORDA THERAPEUTICS, INC.
15 Skyline Drive
Hawthorne, New York 10532
Attention: President
Facsimile No.: (914)347-4560

(b)	If to MAYO, to:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
200 First Street, SW
Rochester, Minnesota 55905
Attention: Office of Technology Commercialization, Mayo Medical Ventures
Facsimile No.: 507-284-5410

If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by registered or certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S.  Postal Service.

10.8                           Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party, and specifically referencing this Agreement.

10.9                           Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

10.10                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.11                     Compliance with Law.  Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Know-How transferred hereunder or Licensed Products manufactured therefrom without compliance with applicable laws.

10.12                     Governing Law and Jurisdiction.  This Agreement shall be governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota.  This is not a contract for the sale of goods.  In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this Agreement.  To the extent the substantive and procedural law of the United States would apply to this Agreement, it supersedes the application of Minnesota law.  The parties agree that all disputes between them concerning this contract, other than as provided for in Section 5.4 hereto, whether arising before or after Termination, will be settled only according to the arbitration process described in Exhibit D, attached to and incorporated into this Agreement, and not through any action at law or in equity, except as otherwise permitted under Exhibit D.

10.13                     Entire Agreement of the Parties.  This Agreement, including the exhibits attached, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

10.14                     Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.15                     Nondisclosure.  Neither Party shall disclose any of the terms of this Agreement without the express, prior, written consent of the other Party, or unless required by law.

10.16                     Counterparts.  This Agreement maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this License Agreement to be signed by its duly authorized representative as of the date first written above.

ACORDA THERAPEUTICS

By:	/s/ Ron Cohen

Name: Ron Cohen

Title: President and CEO

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Rick F. Colvin

Name: Rick F. Colvin

Title: Assistant Treasurer

Exhibit A
to
License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000

APPENDIX A
SPONSORED RESEARCH AGREEMENT

Effective as of October 1,1995, MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota charitable corporation (MAYO), with Moses Rodriguez, M.D. as principal investigator (INVESTIGATOR) and, Acorda Therapeutics, Inc. a Delaware corporation (ACORDA) agree as follows:

Article 1.    Project Summary

1.1 — MAYO will undertake a research project described in the protocol attached here as Exhibit A (PROTOCOL). Summary data about the project is set forth as follows:

(a)	TITLE: Preclinical Studies of a Monoclonal Antibody Designed to Promote Central Nervous Repair

(b)	PURPOSE: Determine suitability of monoclonal antibody SCH 94.32 in promoting CNS remyelination in animal models of spinal cord injury and multiple sclerosis

(c)	START DATE: October 1, 1995

(d)	PROJECTED COMPLETION DATE: September 30, 1998

(e)	FUNDING AMOUNT: $292,000

(f)	PAYMENT PLAN: Quarterly payments in advance, except that final quarter payment in each year is payable on receipt of a written Annual Report Year 1 - $63,000; Year 2 - $110,000; Year 3 - $118,000

(g)	CHECKS PAYABLE TO:	Mayo Foundation for Medical Education and Research

(h)	CHECKS MAILED TO:	Office of Technology Transfer Mayo Medical Ventures 200 First Street S.W. Rochester, Minnesota 55905 Attn: Susan L. Stoddard, Ph.D.

(i)	MAYO ADMINISTRATIVE CONTACT:	Susan L. Stoddard, Ph.D. Mayo Medical Ventures 200 First Street S.W. Rochester, Minnesota 55905 507-284-8878

(j)	ACORDA ADMINISTRATIVE CONTACT:	Ron Cohen, M.D. Acorda Therapeutics, Inc. 1213 Park Avenue New York, NY 10128 212-876-2522

1.2 — Anything contained in the PROTOCOL which is in conflict with anything in this Agreement is superseded by this Agreement.

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Article 2. Proprietary Data Provided To Mayo By Acorda

2.1 — ACORDA may provide MAYO and INVESTIGATOR with proprietary data (DATA) relevant to the work under this Agreement. MAYO’s and INVESTIGATOR’S acceptance and use of DATA shall be subject to the following:

a)             DATA must be marked or designated in writing as proprietary to ACORDA by marking it “CONFIDENTIAL,” or words of similar import. If oral, visual, or other non-written manner of disclosure of otherwise undisclosed confidential information is made, such information shall be entitled to protection if identified as confidential at the time of initial disclosure and if a written notice with a summary of such disclosures is delivered to the receiving party within thirty (30) days of such disclosure. Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this agreement. Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

b)            MAYO and INVESTIGATOR retain the right to refuse to accept any DATA which they do not consider to be essential to the completion of the project or which they believe to be improperly designated or for any reason.

c)             Where MAYO and INVESTIGATOR accept such DATA, they agree to exercise their best efforts not to use the DATA for any purpose except the conduct of the PROTOCOL and not to publish or otherwise reveal the DATA to others outside Mayo without the permission of the ACORDA, unless the DATA has already been published or disclosed publicly by third parties or is required to be disclosed by order of a court of law.

Article 3.     Inventions, Discoveries And Patents

3.1 — All original data and records of the work completed under this Agreement shall remain the property of MAYO.

3.2 — MAYO shall own all of its inventions, discoveries and other developments, whether or not patentable arising out of research carried out under the provisions of this Agreement. ACORDA shall own all of its inventions, discoveries and other developments, whether or not patentable arising out of research carried out under the provisions of this Agreement. Inventions or discoveries made jointly by both MAYO and ACORDA shall be jointly owned by both parties and, if patent applications are filed, patents shall be applied for on behalf of both parties.

Article 4.      Publication

4.1 — MAYO and INVESTIGATOR reserve the right to publish the results of work completed under this Agreement. Prior review of the proposed publication by ACORDA will be provided, but in the interest of free exchange of scientific information, MAYO and INVESTIGATOR may publish after the expiration of forty-five (45) days following mailing of the proposed publication to ACORDA. Publication of the results will not include DATA as defined in Article 2 without the permission of ACORDA. At ACORDA’s request, MAYO will delay submission, disclosure, or publication for an additional sixty (60) days in order to enable the preparation and filing of a patent application on any such patentable subject matter.

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Article 5.     Use Of Name

5.1 — ACORDA and MAYO shall not use expressly or by implication, any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof of the other party, or the name of any of other party’s staff in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other party.

Article 6.     Indemnification And Negation Of Warranties

6.1 — ACORDA agrees to defend, indemnify and hold harmless MAYO and INVESTIGATOR against any and all costs, damages, expenses, including attorneys fees, arising from any claims, damages and liabilities asserted by third parties arising from ACORDA’s use of the results of the work performed under this Agreement.

MAYO agrees to defend, indemnify and hold harmless ACORDA against any and all costs, damages, expenses, including attorneys fees, arising from any claims, damages and liabilities asserted by third parties arising from MAYO’s conduct or use of the results of the work performed under this Agreement.

As used in the preceding parts of this paragraph, MAYO includes its Trustees, Officers, Agents, and Employees and ACORDA includes any of its “Affiliates”. An “Affiliate” of ACORDA shall mean any corporation or other business entity controlled by, controlling, or under common control with ACORDA. For this purpose “control” means direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock, or at least fifty (50%) percent interest in the income of such corporation or other business

6.2 — MAYO makes no representations or warranties, expressed or implied, regarding its performance under this Agreement, including but not limited to, the marketability, use or fitness for any particular purpose of the research results developed under this work, or that such results do not infringe upon any third party property rights. Further, MAYO shall not be liable for special, consequential, or incidental damages, and MAYO’s sole liability for damages hereunder shall be a sum equal to the amount paid by ACORDA to MAYO under this Agreement.

Article 7.     Fiscal Management

7.1 — MAYO shall maintain complete and accurate accounting records in accordance with accepted accounting practices. These records shall be available for inspection, review and audit at reasonable times by ACORDA, or its duly authorized representative, at ACORDA’s expense, for three (3) years following the end of the calendar year in which such costs are incurred.

7.2 — MAYO shall retain title to equipment and all other items purchased with funds provided by ACORDA.

7.3 — Mayo shall not utilize funds from any other commercial entity to conduct the PROTOCOL.

Article 8.     Termination

8.1 — If for any reason INVESTIGATOR becomes unavailable to direct the performance of the work under this Agreement, MAYO shall notify ACORDA. If a mutually acceptable successor is not identified, this Agreement may be terminated immediately by either party and ACORDA shall have no further obligation to pay MAYO further funds for the conduct of the PROTOCOL, except as set forth in Section 8.3.

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8.2 — Following nine (9) months after the effective date of the Option Agreement, ACORDA shall have the right to terminate this agreement at will within ninety (90) days notice; provided, ACORDA shall be obligated to pay MAYO the salary and benefits of one research technician until the second anniversary of the effective date of the Option Agreement, unless MAYO receives extramural contract or grant funds to support such technician. Should ACORDA terminate this Agreement under this Section 8.2, MAYO agrees to best efforts to find other sources of funding for the technical salary.

8.3 — If this Agreement is terminated, ACORDA shall pay for all direct costs incurred, up to and including the effective date of termination, and for all noncancellable obligations made before receipt of notice of termination, even though they may extend beyond such termination date. Any unexpended funds paid by ACORDA and held by MAYO after satisfying the obligations set forth in this paragraph will be returned to ACORDA.

8.4           ACORDA and MAYO maintain the right to terminate this Agreement if a material breach is committed by the other party, if this breach is not cured within thirty (30) days after written notice to the breaching party. If this Agreement is so terminated under this Section 8.4, the terminating party shall maintain no continuing financial obligation to the breaching parry.

Article 9.     General

9.1 — This Agreement may be amended only by the written agreement of the parties.

9.2 — This Agreement may not be assigned by MAYO or ACORDA without the prior written consent of the other.

9.3 — The captions and headings used in this Agreement are for convenience and reference only and are not a part of this Agreement.

9.4 — All notices shall be in writing and shall be effective when mailed. Notices should be sent to the respective administrative contacts set forth in paragraph 1.1 of this Agreement.

9.5 — This Agreement and its effects are subject to and shall be construed and enforced in accordance with the laws of the State of Minnesota.

9.6 — There is one addenda to this Sponsored Research Agreement:

a)             Exhibit A: Research Protocol

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		ACORDA THERAPEUTICS, INC.

By	/s/ Rick F. Colvin	By	/s/ Ron Cohen

Title	Assist. Treas.	Title	President & CEO

Date	Oct. 11, 1995	Date	10/06/95

/s/ Moses Rodriguez
Investigator

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EXHIBIT A to SPONSORED RESEARCH AGREEMENT

Protocol

PROPOSAL FOR RON COHEN - ACORDA

TITLE:    Pre-clinical Studies of a Monoclonal Antibody Designed to Promote Central Nervous System Repair

INVESTIGATOR:  Moses Rodriguez, M.D.

INTRODUCTION AND SCIENTIFIC RATIONALE:

Our laboratory has been interested in developing novel strategies to promote central nervous system (CNS) remyelination.  Even though there is experimental evidence in animals and humans that remyelination does occur in the CNS, at present there are no pharmacological approaches to promote CNS remyelination.  We have used an experimental model induced by a virus to investigate ways to promote CNS remyelination in the spinal cord.  Susceptible strains of mice infected intracerebrally with Theiler’s murine encephalomyelitis virus (TMEV) develop chronic progressive immuna-mediated CNS demyelinating disease which is similar to multiple sclerosis (MS).  Our previous reports indicated that polyclonal immunoglobulins from mice immunized with homogenized spinal cord promoted CNS remyelination when given to SJL/J mice chronically infected for 3 to 6 months with TMEV.  To explore further the mechanisms of CNS remyelination, we made a panel of monoclonal antibodies (mAbs) derived from splenocytes of SJL/J mice injected with homogenized spinal cord.  These mAbs were screened for function rather than for specific antigens.  We identified two monoclonal IgM autoantibodies, designated SCH 94.03 and SCH 94.32, which promoted four-fold increase in CNS remyelination compared to isotype IgM kappa controls when given to chronically infected SJL/J mice.  The results of these experiments are in press in the Journal of Neuroscience.  CNS remyelination was detected morphologically by the presence of abnormally thin myelin sheaths relative to axon diameter.  In these experiments, as little as 10 µg of antibody promoted CNS remyelination. We assessed whether morphologic remyelination was correlated with clinical signs of disease improvement.  With each treatment injection, animals were assessed clinically.  We correlated the change in clinical score with the percentage of lesion area showing remyelination.  Using data from all treatment groups, there was a moderate but significant correlation with the percentage of lesion area showing remyelination with less progression of clinical disease. A few animals treated with mAb actually improved clinically. However, the majority of the animals showed less progressive disease than animals treated with isotype control antibody.

We are in the process in determining the antigen specificity for SCH 94.03 and SCH 94.32.  To characterize initially the antigens recognized by mAbs, we immunostained various cell lines from glial, neural, fibroblast, epithelial and lymphoid origins.  Thus far, the mAbs strain structural internal antigens of all cell lines tested.  Only cells or primary cell lines of oligodendroglial lineage stain on the surface with these mAbs.  Surface staining has been confirmed by flow cytometry.  Surface labelling has also been detected on live rat, mouse, and human oligodendrocytes.

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We have evidence that mAbs SCH 94.03 and SCH 94.32 are identical and are natural autoantibodies.  This hypothesis was tested using a series of strategies including immunocytochemistry, Western blotting, enzyme-linked immunosorbent assays, and Ig variable region sequencing.  Natural autoantibodies are typically encoded by germline Ig genes, with few if any V region somatic mutations. Therefore, we cloned and sequenced both the Ig VL and VH regions from SCH94.03.  The SCH94.03 VL region was encoded by a combination of Vk10 and Jkl gene segments.  In the coding region, the SCH94.03 Vk gene segment showed 99.6% nucleotide identity with a germline Vk10 gene, with only one silent nucleotide difference at the V gene segment 3’ end, at the V-J junction (codon 95).  Similarly, the SCH94.03 Jk gene segment showed 97.4% nucleotide identity with the germline Jkl gene, with one silent nucleotide change at the J gene segment 3’ end, at the J-Ck junction (codon 108).  As both of these changes were in junction regions, and the genomic nucleotide immediately upstream from the coding regions of both Jkl and Ckgene segments is a C, these changes may have resulted from imprecise joining during Ig gene rearrangement, rather than from somatic mutation.  We concluded that the VL region of SCH94.03 was encoded by germline Ig genes.

The VH region of SCH94.03 was also encoded by germline Ig genes.  The SCH94.03 VK region was encoded by a combination of V23, DFL16.1, and JK2 gene segments.  The SCH94.03 VH gene segment showed 100% nucleotide identity with the germline V23 gene, a member of the VKJ558 family.  The SCH94.03 JH gene segment showed 97.8% nucleotide identity with the germline JH2 gene, with a T to A change in the most 5’ nucleotide of the JH segment, at the D-JH junction (codon 100C).  This resulted in a change from tyrosine to asparagine.  The SCH94.03 D gene segment contained 15 contiguous nucleotides derived from the germline DFL16.1 gene.  There were 8 nucleotides in the VH-D junction, and 1 in the D-JH junction which did not correspond to any known germline VH, D, or JH region genes, and probably represented non-coded (N) nucleotides inserted by the enzyme terminal deoxynucleotide transferase (TdT) during V-D-J recombination.  All of these nucleotides were either G or C, consistent with the preferential insertion of G nucleotides by TdT.  Therefore, similar to the SCH94.03 VL region, all of the nucleotide changes in the SCH94.03 VH region were in junctional regions, and may have been produced during Ig gene rearrangement by a variety of mechanisms, including imprecise joining, N-nucleotides, or P-nucleotide additions, rather than somatic mutations.  We concluded from these data that the VH region of SCH94.03 was encoded by germline Ig genes, with no definitive somatic mutations.

Even though the preliminary antigen reactivity results suggest that SCH 94.03 is a natural autoantibody, this does not represent a mechanism of how SCH 94.03 stimulates remyelination in the CNS.  However, it does suggest an important physiological function of natural autoantibodies.  We propose that autoantibodies that are produced during normal physiology or as a response to tissue damage may participate in promoting repair of damaged tissue.  This active participation may be to facilitate removal of damaged tissue and mask autoantigens, therefore, preventing vigorous pathogenic immune responses, Natural auto antibodies may modulate immune responses which actually result in tissue destruction.  Alternatively, this mAb could directly bind to the surface of oligodendrocytes and stimulate proliferation differentiation of these cells.  Either hypothesis could result in functional improvement.

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Specific Goals:

(1)            To determine whether treatment with mAb SCH 94.32  promotes functional repair or improvement in conduction in an established animal model of acute spinal cord trauma.

(2)            To determine whether treatment with mAb SCH 94.32  promotes CNS remyelination and improvement in neurological function in an established model of chronic spinal cord injury.

(3)            To determine whether treatment with mAb SCH 94.32 alters disease in established models of autoimmunity such as collagen-induced arthritis (model of rheumatoid arthritis), experimental autoimmune encephalomyelitis (model of multiple sclerosis), experimental myasthenia gravis, and NOD diabetic mouse (spontaneous model of diabetes mellitus). This specific aim would test directly the hypothesis that the antibodies may be working through an immunological mechanism.

(4)           To develop strategies to humanize mAb SCH 94.32.

(5)           To complete toxicity and safety studies required by the FDA to bring mAb SCH94.32 to clinical trials.

General Approach to Accomplish Specific Aims:

The experiments involving the acute and chronic spinal cord injury models (Specific Aims 1 and 2) should be performed in collaboration with an established laboratory in this field. The laboratory of Dr. Weiss Young comes readily to mind. Titration and route of administration experiments would need to be done. We would provide mAbs, as well as control antibodies purified in a similar manner, so there would be no experimental bias. Rats or mice would be studied morphologically, clinically, behaviorally, and electrophysiologically at various timepoints following acute or chronic spinal cord injury. MAbs would be given prior to trauma in one group of experiments, but also 4 to 6  hours after trauma in an other group of experiments to simulate the clinical situation. Details of the experimental protocol would be finalized during a meeting between the two labs. The potential role of this antibody in “downregulating” the immune response may be beneficial in preventing secondary injury following trauma. Experiments would be designed to examine the extent of inflammatory infiltrates using immunocytochemistry and FACS of infiltrating cells within areas of spinal cord injury. These techniques are established in our laboratory.

The use of mAbs in other established models of autoimmunity (Specific Aim 3) would test the possibility that the mAbs are working through immunological mechanisms. Dr. Chella David’s laboratory at the Mayo Clinic has expensive expertise in the field of collagen induced arthritis. We have already established collaborative arrangements with Dr. Ram Sriram at Vanderbilt University who is an expert in experimental autoimmune encephalomyelitis. Dr. Vanda Lennon at Mayo Clinic has expertise in experimental autoimmune myasthenia. Dr. Ed Lambert, a world-class electrophysiologist, could help with experiments to determine whether treatment with mAb has an effect on miniature end-plate potentials in myasthenia gravis.

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Based on our preliminary data, we should consider humanizing the mAbs. Because we have identified the germline sequences, this could be accomplished readily. We have not done this previously in our own laboratory.  However, there are a number of Mayo investigators with molecular biology expertise who have experience with this technology.  Alternatively, it may be possible to collaborate with a pharmaceutical company to carry out this technical endeavor.

Last, it is important to determine from the FDA what are the toxicity and safety requirements before we could bring mAb SCH94.32 to clinical trials (Specific aim 5).  Having a meeting with the FDA would be appropriate.  At that point a detailed strategy could be outlined to bring this promising drug to clinical trials.  Thus far we have not observed any untoward side effects with the mAb.  Treatment of normal animals with mAb has not resulted in longterm deficits.  In addition, we have done preliminary safety data in THEV-infected mice of resistant haplotypes.  These mice have not converted to susceptibility following treatment with the mAb.  It is possible that further studies need to be performed in other species (dogs, cats, monkeys, etc.).  we have the technical expertise at Mayo to perform many of these experiments.  At present we do not have a monkey facility at Mayo, even though these kinds of experiments have been done previously.  It may be easier to perform these experiments in collaboration with a pharmaceutical company with this expertise.

SUMMARY:

We are very enthusiastic about the possibility of taking mAb SCH94.32 to clinical trials.  The experiments outlined in this proposal could be accomplished within three or four years depending upon the collaborative arrangements.  Specific Aims 1 and 2 (acute and chronic spinal cord injury) should be started immediately.  This has direct relevance to the longterm plans of Acordn.  This should be feasible to complete in approximately two years.  Specific Aim 3 (testing of therapeutic efficacy in other established models of autoimmunity) may have a very important impact into the marketing of this mAb.  If the mAb has an effect immunologically as well as directly on the CCS, it may be applicable to other established autoimmune diseases.  We expect that these experiments could be accomplished in two to three years.  Specific aim 4 (humanizing mAb) is dependent upon whether the help of a pharmaceutical company is requested.  Specific aim 5 is dependent upon the requirements from the FDA.  Therefore it is impossible to give an exact estimate of when this could be accomplished.

RELEVANT BIBLIOGRAPHY FROM OUR LABORATORY:

1. Rodriguez M. Lennon VA: Immunoglobulins Promote Remyelination the Central Nervous System. Ann. Neurol. 27:12-17, 1990.

2. Rodrigues M. Pierce ML, Thiemann R.L: Immunoglobulins stimulate CSS Remyelination: Electron Microscopic and Morphometric Analysis of Proliferating Calls. Lab. Invest. 64:358-370, 1991.

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3. Patick AK, Thiemann RL, O’Brien PC, Rodriguez M: Persistence of Theiler’s Virus Infection Following Promotion of CNS Remyelination. J. Neuropath. Exp. Neurol. 50:523-537, 1991.

4. Rodriguez M. Lindsley M: Immunosuppression Promotes Central Nervous System Remyelination in Chronic Virus-Induced Demyelinating Disease. Neurology 42:348-357, 1992.

5.       van Engelen BGM, Hommes OR, Pinckers A, Cruysberg JRM, Barkhof F, Rodriguez M:  Improved Vision in Non-Recovering Optic Neuritis after Intravenous Immunoglobulin Possibly due to Remyelination.  Ann. Neurol. 32:834-835, 1992.

6. Prayoonwiwat N, Rodriguez M: The Potential for Oligodendrocyte Proliferation during Demyelinating Disease. J. Neuropath. Exp. Neurol. 52:55-63, 1993.

7. Miller DJ, Sanborn KS, Katzmann JA, Rodriguez M: Monoclonal Antibody- Mediated Nervous System Repair in a Viral Model of Multiple Sclerosis. J. Neuroscience, in press.

8. Rodriguez M. Miller DJ: Immune Promotion of Central Nervous System Remyelination. Progress in Brain Research, in press.

9.       van Engelen BGM, Miller DJ, Pavelko KD, Hommes OR, Rodriguez M: Promotion of Remyelination by Polyclonal Immunoglobulin in Theiler’s Virus-induced Demyelination and in Multiple Sclerosis, J. Neurol. Neurosurg, Psych., in press.

10.     Noseworthy JH, O’Brien PC, van Engelen BGM, Rodriguez M:  Intravenous Immunoglobulin Therapy in Multiple Sclerosis.  Progress from the Theiler’s Virus Model to a Randomized, Double-blinded, Placebo-controlled Clinical Trial,  J. Neurol. Neurosurg, Psych., in press.

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EXHIBIT A
ACORDA/MAYO
SPONSORED RESEARCH AGREEMENT

Effective as of March 15, 1998, Mayo Foundation, a Minnesota charitable corporation (“MAYO”), with Larry Pease, Ph.D., and Moses Rodriguez, M.D., as principal Investigators (“INVESTIGATORS”) and, Acorda Therapeutics, Inc. a Delaware corporation (“ACORDA”) agree as follows:

Article 1.               Project summary

1.1 — MAYO will undertake a research project described in the Statement of Work and Budget attached here as Exhibit C (PROJECT). Summary data about the project is set forth as follows:

(a)	TITLE:	Molecular Characterization of Antibody-Induced Remyelination and isolation of Human Counterparts.

(b)	PURPOSE:

(i)            To Investigate the mechanisms underlying antibody-induced remyelination and to identify human equivalents of the biologically active mouse monoclonal antibodies that are known to induce remyelination. Understanding the mechanism for the basis of antibody-induced remyelination in the mouse is important for determining the biological requirements for mimicking this process in humans and could lead to the development of more effective modifications of the current approach for inducing myelin repair.

(ii)           Because antibodies themselves may be the target of immune attack, the process could be improved by isolating less immunogenic, human counterparts of the currently known, biologically active mouse antibodies. The ability of human antibodies to induce remyelination in mouse models of demyelinating disease will be the basis for selecting human antibodies for further development for clinical trials.

(c)	START DATE: The Effective Date of this Agreement.

(d)	PROJECTED COMPLETION DATE: One year from Start Date.

(e)	FUNDING AMOUNT: $233,431.00

(f)
PAYMENT PLAN: Quarterly payments in advance, except that final quarter payment in each year is payable on receipt of a written Annual Report. Year 1 - $150,000.00 Year 2 - $40,897.00 Year 3 - $42,534.00.

(g)	CHECKS PAYABLE TO:	Mayo Foundation for Medical Education and Research

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(h)	CHECKS MAILED TO:	Office of Technology Transfer
Mayo Medical Ventures
200 First Street S.W.
Rochester, Minnesota 55905
Attn: Susan L. Stoddard; Ph.D.

(i)	MAYO ADMINISTRATIVE CONTACT:	Susan L. Stoddard, Ph.D. Mayo Medical Ventures 200 First Street S.W. Rochester, Minnesota 55905 507-284-8878

(j)	ACORDA ADMINISTRATIVE CONTACT:	Ron Cohen, M.D. President & CEO Acorda Therapeutics, Inc. 145 West 58th Street, Suite 8J New York, NY 10019 212-376-7553

1.2 — Anything contained in the PROJECT which is in conflict with anything In this greement is superseded by this Agreement.

Article 2.  Proprietary Data Provided To Mayo By Acorda

2.1 — AGORDA may provide MAYO and INVESTIGATORS with proprietary data (DATA) relevant to the work under this Agreement. MAYO’s and INVESTIGATORS’ acceptance and use of DATA shall be subject to the following:

a)             DATA must be marked or designated in writing as propriatary to ACORDA by marking it “CONFIDENTIAL,” or words of similar import.  If oral, visual, or other non-written manner of disclosure of otherwise undisclosed confidential information is made, such information shall be entitled to protection if Identified as confidential at the time of initial disclosure and if a written notice with a summary of such disclosures is delivered to the receiving party within thirty (30) days of such disclosure. Any markings, stamps, or legends identifying confidential Information shall not impose any obligations on either party inconsistent with this agreement. Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

b )           MAYO and INVESTIGATORS retain the right to refuse to accept any DATA which they do not consider to be essential to the completion of the project or which they believe to be improperly designated or for any reason.

c)             Where MAYO and INVESTIGATORS accept such DATA, they agree to exercise their best efforts not to use the DATA for any purpose except the conduct of the PROJECT and not to publish or otherwise reveal the DATA to others outside Mayo without the permission of ACORDA, unless the DATA has already been published or disclosed publicly by third parties or is required to be disclosed by order of a court of law.

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Article 3.   Term

3.1          The term of this Agreement shall commence on the Effective Date of the Agreement as set forth above and continue for a period of one (1) year.  In the event that milestones are met in such year and, in ACORDA’s opinion, the PROJECT continues to be of commercial Interest, the term of this Agreement shall be extended for a second and third year except that support of one (1) person shall be for the entire three year period in the amounts described in Article 4 and Exhibit C.

3.2          Except as provided in Section 3.1, any extension of this Agreement must be in writing upon terms mutually agreeable to the parties hereto.

Article 4.   Payment

4.1          ACORDA agrees to pay $150,000.00 for services to be provided in the first year of this Agreement in accordance with the following payment schedule:

(a)           $37,500.00 on execution of this Agreement,

(b) $37,500.00 on the later of either (i) the three (3) month anniversary of the effective date of this Agreement, or (ii) the three month anniversary of the date the work on the PROJECT began, and

(c)           $37,500.00 on (i) the three (3) month anniversary of the date of payment by ACORDA under (b), and (ii) on each subsequent three (3) month anniversary thereafter until the sum of all the payments made by ACORDA pursuant to this Section 3.1 equals $150,000.00

ACORDA agrees to pay a minimum of $40,897,00 for services to be provided in the second year of this Agreement in accordance with the following payment schedule:

(d)           $10,224,25 on the later of either (i) the one (1) year anniversary of the effective date of the Agreement, or (ii) the three (3) months anniversary of the date of the final payment by ACORDA under (c) above; and

(e)           $10,224.25 on (i) the three (3) month anniversary of the date of payment by ACORDA under (d), and (ii) on each subsequent three (3) month anniversary thereof until the sum of all payments made by Sponsor pursuant to this Section 3.1 in the second year of this agreement equals $40,897.00

In the event that milestones are met in year one (1) and, in ACORDA’s opinion, the PROJECT continues to be of commercial interest, ACORDA agrees to pay;

(f)            Additional payments for supplies and equipment estimated at $99,000.00 in year two with the final budget to be determined by mutual written agreement of both parties and the agreed amount paid quarterly.

ACORDA agrees to pay a minimum of $42,534.00 for services to be provided In the third year of this Agreement in accordance with the following payment schedule:

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(g)           $10,633.50 on the later of either (i) the two (2) year anniversary of the effective date of the Agreement, or (ii) the three (3) months anniversary of the date of the final payment by ACORDA under (e) above, and

(h)           $10,633.50 on (i) the three (3) month anniversary of the date of payment by ACORDA under (g), and (ii) on each subsequent three (3) month anniversary thereof until the sum of all payments made by Sponsor pursuant to this Section 3.1 in the third year of this agreement equals $42,534.00

In the event that milestones are met in year two (2) and, in ACORDA’s opinion, the PROJECT continues to be of commercial interest, ACORDA agrees to pay:

(i)            Additional payments for supplies and equipment estimated at S110,000.00 in year three with the final budget to be determined by mutual written agreement of both parties and the agreed amount paid quarterly.

4.2          MAYO shall not spend any amounts on the conduct of PROJECT except amounts provided by ACORDA hereunder with prior written agreement by both parties.  MAYO shall not expend any amount on capital equipment in excess of $5,000 without the prior written consent of ACORDA.

4.3          The amounts set forth in Section 4.1 shall be ACORDA’s full support of the research and shall cover all direct and indirect costs (including, without limitation, overhead) of conducting such research.

Article 5.   Reports

5.1          Every six (6) months following the beginning date of the PROJECT, MAYO shall provide ACORDA with an Interim written report describing activities, progress and results to date of the PROJECT.  Within ninety (90) days after completion of the PROJECT by MAYO, of earlier termination of this Agreement, MAYO shall provide a final written report to ACORDA describing the services performed and such other information or data as may be specified in Exhibit B.  MAYO shall also, at ACORDA’s option, meet with ACORDA to discuss the PROJECT and the Interim and final reports.

5.2          ACORDA shall have the right to use such reports and data for any purposes, subject to Sections 7.2 and 10.1 below.

Article 6.   Insurance

6.1          MAYO shall at its expense provide the necessary Workers’ Compensation and Employers’ Liability Insurance to meet statutory liability limits of State Of Minnesota for the employees of MAYO involved in the PROJECT.

Article 7.   Liability

7.1          MAYO shall not be responsible or liable for any injuries or losses which may result from the implementation or use by ACORDA or its designees of the results from the PROJECT or research data generated by MAYO.

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7.2          ACORDA agrees to indemnify, defend and hold harmless MAYO, Its trustees, officers, agents and employees (the “MAYO Indemnitees”) with respect to any expense, claim, liability, loss, damage, or costs (including attorney’s fees) in connection with or in any way arising out of the use by ACORDA of the data or results from the Project; provided, however, that ACORDA shall have not such obligation to the extent that any such claim, liability, loss damage or costs results from the negligence or willful misconduct of a MAYO Indemnitee.

7.3          MAYO agrees to indemnify, defend and hold harmless ACORDA, its trustees, officers, agents and employees (“ACORDA Indemnitees”) with respect to any expense, claim, liability, loss, damage, or costs (including attorney’s fees) in connection with or in any way arising out of the conduct of the PROJECT at the MAYO; provided, however, that MAYO shall have no such obligation to the extent that any such claim, liability, loss, damage or costs result from the negligence or willful misconduct of a ACORDA Indemnitee.

Article 8.   Inventions, Discoveries And Patents

8.1 — All original data and records of the work completed under this Agreement shall remain the property of MAYO.

8.2 — MAYO shall own all rights and title to its Inventions.  For purposes of this Agreement, “Inventions” shall mean Inventions, discoveries and other intellectual property conceived, reduced to practice, made or otherwise developed by MAYO employees or agents, whether or not patentable, during the term of this Agreement as it may be extended, relating to the PROJECT.  Rights held by MAYO in any inventions, including without limitation rights in end to patent applications and patents which may be obtained thereon, shall be deemed to be within the term Technology as used in the License Agreement term sheet attached hereto and shall be subject to the license granted ACORDA therein.  ACORDA shall own all of its inventions, discoveries and other developments, whether or not patentable, arising out of research carried out under the provisions of this Agreement.  Inventions or discoveries made jointly by both MAYO and ACORDA shall be jointly owned by both parties and, if patent applications are filed, patents shall be applied for on behalf of both parties.  MAYO’s interest in any inventions, whether or not patentable, arising out of research carried out under the provisions of this Agreement, shall be subject to the Option Agreement.

Article 9.   Publication

9.1 — MAYO and INVESTIGATORS reserve the right to publish or otherwise publicly disclose the results of work completed under this Agreement.  MAYO agrees to submit to ACORDA any proposed publication or presentation for review sixty (60) days prior to submission.  Acorda shall, within forty-five (45) days after receipt, advise in writing if there is any proprietary or patentable information which should not be disclosed at the present time.  Publication of the results will not include DATA as defined in Article 2 without the express written permission of ACORDA.  MAYO will acknowledge ACORDA’s financial support of PROJECT in all publications unless ACORDA requests otherwise.

9.2 — At ACORDA’s request, MAYO will delay submission, disclosure, or publication for an additional sixty (60) days or longer by mutual written agreement of both parties in order to enable the preparation and filing of a patent application on any such patentable subject matter.

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9.3 — MAYO acknowledges that it may be necessary for INVESTIGATORS to disclose information which ACORDA considers proprietary or confidential in order to perform the PROJECT.  If ACORDA considers any such information confidential, it shall be clearly marked “CONFIDENTIAL INFORMATION’ and sent by ACORDA in writing only to the INVESTIGATORS or orally disclosed to INVESTIGATORS and reduced to writing by ACORDA within thirty (30) days of disclosure.  Except as expressly necessary for the performance of the PROJECT.  MAYO and INVESTIGATORS shall maintain such information as confidential, not disclose it to others, limit access to it to those employees with a need to know, and take such action as shall be reasonably necessary to ensure that its employees will not disclose it to others.

Article 10.   Use Of Name

10.1 — ACORDA and MAYO shall not use expressly or by implication, any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof of the other party, or the name of any of other party’s staff in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other party; provided, however, once a public announcement has been approved, further approvals need not be obtained for further announcements which are not materially different from an earlier approved announcement.

Article 11.   Indemnification And Negation Of Warranties

11.1 — ACORDA agrees to defend, indemnify and hold harmless MAYO and INVESTIGATORS against any and all costs, damages, expenses, including attorneys fees, arising from any claims, damages and liabilities asserted by third parties arising from ACORDA’s use of the results of the work performed under this Agreement.

MAYO agrees to defend, indemnify and hold harmless ACORDA against any and all costs, damages, expenses, including attorneys fees, arising from any claims, damages and liabilities asserted by third parties arising from MAYO’s conduct or use of the results of the work performed under this Agreement.

As used in the preceding parts of this paragraph, MAYO includes its Trustees, Officers, Agents, and Employees and ACORDA includes any of its “Affiliates”.  An “Affiliate” of ACORDA shall mean any corporation or other business entity controlled by, controlling, or under common control with ACORDA.  For this purpose “control” means direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock, or at least fifty (50%), percent interest in the income of such corporation or other business

11.2 — MAYO makes no representations or warranties, expressed or implied, regarding its performance under this Agreement, including but not limited to, the marketability, use or fitness for any particular purpose of the research results developed under this work, or that such results do not infringe upon any third party property rights.  Further, MAYO shall not be liable for special, consequential, or incidental damages, and MAYO’s sole liability for damages hereunder shall be a sum equal to the amount paid by ACORDA to MAYO under this Agreement.

Article 12.   Fiscal Management

12.1 — MAYO costs shall follow the proposed budget as contained in Exhibit C.  MAYO shall maintain complete and accurate accounting records in accordance with accepted accounting practices.  These records shall be available for inspection, review and audit at reasonable times

6

by ACORDA, or its duly authorized representative, at ACORDA’s expense, for three (3) years following the end of the calendar year in which such costs are incurred.

12.2 — MAYO shall retain title to equipment and all other items purchased with funds provided by ACORDA, MAYO shall not expend any amount on capital equipment in excess of $5,000 without the prior written consent of ACORDA.

12.3 — Mayo shall not utilize funds from any other commercial entity to conduct the PROJECT.

Article 13.   Termination

13.1 — If for any reason INVESTIGATORS becomes unavailable to direct the performance of the work under this Agreement, MAYO shall notify ACORDA.  If a mutually acceptable successor is not identified within forty-five (45) days, this Agreement may be terminated immediately by either party and ACORDA shall have no further obligation to pay MAYO further funds for the conduct of the PROJECT, except as set forth in Section 13.2 and 13.3.

13.2 — Following nine (9) months after the effective date of the Option Agreement, ACORDA shall have the right to terminate this agreement at will within ninety (90) days notice; provided, ACORDA shall be obligated to pay MAYO the salary and benefits of one research technician until the third anniversary of the effective date of the Option Agreement, unless MAYO receives extramural contract or grant funds to support such technician.  Should ACORDA terminate this Agreement under this Section 13.2, MAYO agrees to use best efforts to find other sources of funding for the technical salary.

13.3 — If this Agreement is terminated, ACORDA shall pay for all direct costs incurred, up to and including the effective date of termination, and for all noncancellable obligations made before receipt of notice of termination, even though they may extend beyond such termination date.  Any unexpended funds paid by ACORDA and held by MAYO after satisfying the obligations set forth in this paragraph will be returned to ACORDA.

13.4        ACORDA and MAYO maintain the right to terminate this Agreement if a material breach is committed by the other party, if this breach is not cured within thirty (30) days after written notice to the breaching party.  If this Agreement is so terminated under this Section 13.4, the terminating party shall maintain no continuing financial obligation to the breaching party.

Article 14.   General

14.1 — This Agreement may be amended only by the written agreement of the parties.

14.2 — This Agreement may not be assigned by MAYO or ACORDA without the prior written consent of the other.

14.3 — The captions and headings used in this Agreement are for convenience and reference only and are not a part of this Agreement.

14.4 — All notices shall be in writing and shall be effective when mailed.  Notices should be sent to the respective administrative contacts set forth in paragraph 1.1 of this Agreement.

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14.5 — This Agreement and its effects are subject to end shall be construed and enforced in accordance with the laws of the State of Minnesota.

14.6 — There is one addenda to this Sponsored Research Agreement:

a) Exhibit B: Statement of Work and Budget

14.7 — Both parties agree that execution of this Sponsored Research Agreement may be effected by the receipt of facsimile signature pages

MAYO FOUNDATION		ACORDA THERAPEUTICS, INC.

Signed:	/s/ John H. Herrell	Signed:	/s/ Ron Cohen

Name:	John H. Herrell	Name:	Ron Cohen, M.D.

Title:	Vice President	Title:	President & CEO

Date:	March 24, 1998	Date:	3/20/98

INVESTIGATORS

Signed:	/s/ Moses Rodriguez	Signed:	Larry R. Pease

Name:	Moses Rodriguez	Name:	Larry R. Pease

Title:	M.D.	Title:	Ph.D.

Date:	March 25, 1998	Date:	3/25/98

8

EXHIBIT B
ACORDA/MAYO
STATEMENT OF WORK AND BUDGET

1.             Statement of work

(a)	TITLE:	Molecular Characterization of Antibody-Induced Remyelination and Isolation of Human Counterparts.

(b)	PURPOSE

(i) To investigate the mechanisms underlying antibody-induced remyelination and to identify human equivalents of the biologically active mouse monoclonal antibodies that are known to induce remyelination.  Understanding the mechanism for the basis of antibody-induced remyelination in the mouse is important for determining the biological requirements for mimicking this process in humans and could lead to the development of more effective modifications of the current approach for inducing myelin repair.

(ii) Because antibodies themselves may be the target of immune attack, the process could be improved by isolating less immunogenic, human counterparts of the currently known, biologically active mouse antibodies.  The ability of human antibodies to induce remyelination in mouse models demyelinating disease will be the basis for selecting human antibodies for further development for clinical trials.

2.             Milestones & Budget; Year One (1)

A) First six (6) months:

1. Hire research fellow end technician.

2. Screen EBV transformed cell lines available for IgM secreting cells (culturing of first 11 lines initiated, Eliza assay being developed to screen antibody).

3. Screen tissue culture supernatants from IgM+ lines for binding activity using rat oligodendrocytes.

4. Subclone EBV lines that are making IgM antibody, with emphasis on lines with demonstrable oligodendrocyte-binding activity.

5. Generate cassette expression system for manipulation of antibody gens structures and for expression of antibodies gene in transfected hybridoma cells.

6. Construct chimeric 94.03/human IgM constant region antibody to evaluate the ability of the human Fo portion of IgM to Induce remyellnation in mice.

9

7. Establish parameters of transfectoma technology in house.

8. Initiate biochemical analysis of 94.03 antibody. Prepare monomeric IgM, evaluate in vivo half life comparisons between pentameric and monomeric forms.

B) Second six (6) months - items carried over (A) above:

1. Completed.

2,3. Continue screening. Note: As of 1/98 have approximately 60 lines to evaluate: timing will depend on results as program progresses.

4.             In the event that no lines produce demonstrable antibodies, we will proceed to subclone cells from 10 lines to evaluate the possibility that clones of desired phenotype exist but cannot be visualized in the pool.  Lines from normal individuals and five from individuals who have been diagnosed with MS will be evaluated by cloning.  It will be necessary to develop an assay that will enable us to estimate the complexity of the line.  The most straight forward approach would be to generate Southern blot of the cloned cells using the most C proximal J region as a probe.  Different restriction enzyme digestion patterns should be distinguish clones from each other depending on which V and which J was being used.

5. Generation of cassette system for manipulating Ig sequences should be completed in the first six months.

6. Generate and clone transfectoma of mouse/human chimeric antibody. Produce ascites and prepare antibody for testing in animal model.

7. Parameters for generating transfectomas should be established in first six months.

8. Assess the ability of monomeric antibody to induce remyellnation. If the in vivo half life is low, we may need to explore alternate route of antibody administration such as local administration.

9. Generate by site-directed mutagenesis a mouse IgM variant of 94.03 that cannot fix complement. Establish transfectoma that expresses this variant.

10. At the end of the first year, we will evaluate progress in each of the aims and establish milestones for year two (2).

Budget: Year One.

(1)	Personnel (Including benefits)	$71,042.00
(2)	Supplies	$40,280.00
(3)	Other Expenses - mouse husbandry	$13,678.00
(4)	Overhead (20%)	$25,000.00
	TOTAL	$150,000.00

10

3.             Milestones & Budget: Year Two (2)

A) Milestones to be determined

Minimum Budget: Year Two.

(1)	Personnel (including benefits)	$34,081.00
(2)	Supplies	$0.00
(3)	Other Expenses - mouse husbandry	$0.00
(4)	Overhead (min. est. @ 20%)	$6,816.00
	TOTAL	$40,897.00

4.             Milestones & Budget: Year Three (3)

A) Milestones to be determined

Minimum Budget: Year Three.

(1)	Personnel (including benefits)	$35,445.00
(2)	Supplies	$0.00
(3)	Other Expenses - mouse husbandry	$0.00
(4)	Overhead (min. est. @ 20%)	$7,089.00
	TOTAL	$42,534.00

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AMENDMENT No. 1
TO
SPONSORED RESEARCH AGREEMENT
BETWEEN
MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
AND
ACORDA THERAPEUTICS, INC.

Effective as of 28 September 1999, the Sponsored Research Agreement dated March 15, 1998 between Mayo Foundation for Medical Education and Research (MAYO) and Acorda Therapeutics, Inc. (ACORDA) is hereby amended under the following terms:

Section 4.1(j) is inserted.

During the second year of the Agreement, ACORDA agrees to pay FIFTY DOLLARS (US $50,000.00) in excess of the amounts described in sections 4.1(d), 4.1(e) and 4.1(f) hereto, such funds to be directed specifically to the costs related to animal care and maintenance at MAYO.

The terms of this Amendment No. 1 supersede any conflicting or inconsistent terms in the Sponsored Research Agreement. All other provisions of the original Sponsored Research Agreement effective March 15, 1998 remain in full force and effect.

MAYO FOUNDATION FOR MEDICAL		ACORDA THERAPEUTICS, INC.
EDUCATION AND RESEARCH

Signature	/s/ Rick F. Colvin	Signature	/s/ Ron Cohen

Name	Rick F. Colvin	Name	Ron Cohen

Title	Assistant Treasurer	Title	President & CEO

Date	10/4/99	Date	9/30/95

AMENDMENT TO
SPONSORED RESEARCH AGREEMENTS
BETWEEN
MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
AND
ACORDA THERAPEUTICS, INC.
DATED JANUARY 2, 2001

Reference is made to the Sponsored Research Agreements between the parties dated October 1, 1995 and March 15, 1998. The research program attached hereto as Exhibit A shall be deemed additional research under these Sponsored Research Agreements. The parties agree that all results of this research shall be deemed to be included under the License Agreement between Mayo Foundation for Medical Education and Research and Acorda Therapeutics, Inc., dated September 9, 2000, and shall be treated for all purposes as Licensed Technology as defined in the License Agreement.

The new funded research program contemplated by this Amendment shall commence as of March 15, 2001 and will terminate on March 14, 2002, unless extended by mutual written agreement signed by both parties.

During the research period, ACORDA agrees to pay two hundred seventy seven thousand and two hundred dollars (US $277,200.00) payable in quarterly payments of sixty-nine thousand, three hundred dollars (US $69,300.00) each.

All other provisions of the License Agreement and the Sponsored Research Agreements, as previously amended, shall remain in full force and effect.

MAYO FOUNDATION FOR MEDICAL		ACORDA THERAPEUTICS, INC.
EDUCATION AND RESEARCH

Signature	/s/ Rick F. Colvin	Signature	/s/ Ron Cohen

Name	Rick F. Colvin	Name	RON COHEN, M.D.

Title	Assistant Treasurer	Title	PRESIDENT & CEO

Date	1/29/01	Date	2/20/01

VIA FEDERAL EXPRESS

November 17, 2003

MAYO FOUNDATION FOR MEDICAL
EDUCATION AND RESEARCH
C/O Susan Stoddard, Ph.D.
Technology Licensing Manager
Office of Technology Commercialization
Mayo Medical Ventures
200 First Street SW
Rochester, Minnesota 55905

RE: Agreement between Acorda Therapeutics, Inc. and the Mayo Foundation for Education and Research

Dear Susan:

Reference is made to a certain License Agreement (the “Agreement”) dated September 8, 2000 by and between Acorda Therapeutics, Inc. and The Mayo Foundation for Education and Research.

The agreement is amended as follows:

“Acorda and Mayo entered into a License Agreement dated September 8, 2000 (the “License Agreement”) wherein “Licensed Technology”, as defined therein, was developed in connection with two Mayo research programs previously sponsored by Acorda and referred to therein, as “Programs” (respectively entitled “Preclinical Studies of Monoclonal Antibody Designed to Promote Central Nervous Repair” and “Molecular Characterization of Antibody-Induced Remyelination and Isolation of Human Counterparts”).

Acorda and Mayo wish to sponsor and conduct additional research pursuant to the attached research plan and to include the results of this new research within the meaning of “Licensed Technology” under the License Agreement.

Accordingly, the parties agree that the attached research plan shall be attached to the License Agreement as an additional part of Exhibit A, that it shall be considered an additional “Program” within the meaning of the License Agreement, and that for all purposes under the License Agreement the term “Program(s)” shall be deemed to include the two Programs originally referenced in the License Agreement, the attached research plan, and any other future research which the parties may agree in writing to incorporate into Exhibit A of the License Agreement by amendment.

Notwithstanding anything contained in the original License Agreement to the contrary, the parties agree that with respect to any new intellectual property conceived or first reduced to practice as result of the new research conducted under the attached research plan, the definitions of “Licensed Technology”, “Licensed Patents”, “Inventions” and “Know-How” under the License Agreement shall only be interpreted to include intellectual property conceived or first reduced to practice in

15 SKYLINE DRIVE	PHONE: (914) 347-4300	E-MAIL: ACORDA@ACORDA.COM
HAWTHORNE, NY 10532	FAX: (914) 347-4560	WEBSITE: WWW.ACORDA.COM

the course of or arising from the conduct of such research and for a period of two years thereafter, and not to any improvements, modifications, derivatives of such new intellectual property that may be conceived or first reduced to practice by Mayo more than two years after the conclusion of such research.

The attached research plan identifies all Mayo personnel who will conduct research proposed under such plan and the parties agree to identify in advance all Mayo personnel who will conduct research under any future Program, as well.

Additionally, for the avoidance of doubt in the interpretation of the License Agreement, the parties each hereby acknowledge and confirm that the two Option Agreements between the parties dated October 1, 1995 and March 15, 1998 were exercised and shall each be deemed to have been terminated as of the effective date of the License Agreement.”

This Letter Agreement amends the Agreement only to the extent specified herein and shall not constitute an amendment or modification of any other provision of the License Agreement. From and after the date hereof, all references to the Agreement shall be references to the amended Agreement hereby.

The Agreement amended hereby, constitutes the full and complete agreement among the parties hereto and supersedes any and all other agreements and understandings, whether oral or written, between the Parties.

If the foregoing accurately sets forth our agreement, please so indicate by executing this letter agreement and the enclosed copy in the spaces provided and returning one original to Tippy Lucarelli.

Very truly yours,

/s/ Harold Safferstein
Harold Safferstein, Ph.D., J.D.
Vice President, Business Development

AGREED TO AND ACCEPTED:

/s/ Rick F. Colvin

By:	Rick F. Colvin

Title:	Assistant Treasurer

Date:	11/18/03

Executive Summary
Pre-clinical Development of Remyelination Promoting Antibodies
September 2003

Investigators

Magdalena Hofer, Ph.D.	Principal Investigator	Acorda Therapeutics
Allan J. Bieber, Ph.D.	Principal Investigator	Mayo Clinic
Moses Rodriguez, M.D.	Co-Principal Investigator	Mayo Clinic
Larry R. Pease, Ph.D.	Investigator	Mayo Clinic
Arthur Warrington, Ph.D.	Investigator	Mayo Clinic
Charles Howe, Ph.D.	Investigator	Mayo Clinic

The long-term goal of this agreement is to continue to study and develop monoclonal antibodies that promote remyelination of central system nerve fibers and to bring these antibodies to clinical trials.

We have demonstrated that certain human antibodies can promote CNS remyelination and have identified human monoclonal antibodies (sHIgM22 and sHIgM46) which strongly and consistently enhance remyelination in the Theiler’s virus and lysolecithin models of demyelination in mice. We have constructed vectors that direct the expression of recombinant forms of these antibodies (RcHIgM22 and RcHIgM46) when introduced into cultured cells, making the large-scale production of these antibodies possible. Recently, the expression vectors have been modified to allow for the expression of both IgM (22M-5,6 and 46M-6) and IgG4 (22G4-9 and 46G4-8,9) forms of both antibodies under good manufacturing practice (GMP) conditions.

This agreement, “Pre-clinical Development of Remyelination Promoting Antibodies”, will focus on research in four Research Areas: 1) in vivo efficacy testing and dose determination for the four candidate antibodies produced under GMP conditions, in the Theiler’s virus model of demyelinating disease in mice, 2) use of cDNA microarrays to assess gene expression changes that take place in response to antibody treatment under a variety of conditions and in different cell types, 3) biochemical characterization of the cellular signaling pathways that are induced by antibody binding, and 4) characterization of the functionally relevant cell surface antigens that are bound by remyelination promoting antibodies. Specific details for experiments addressing each of these areas are presented in the attached document. The Mayo MS Research group will make a good-faith effort to deliver data for the experiments enumerated for Research Areas 1, 2 and 3, and will supply material for use in the antigen characterization studies in Research Area 4. Acorda will make a good-faith effort to indentify the most relevant antigens with regard to antibody enhanced remyelination (Research Area 4). Acorda will supply funding for the Mayo research, as indicated in the attached budget. The current funding agreement will be for 1 year. The experimental and financial scope of future agreements will be contingent upon progress towards completion of the current agreement.

Pre-clinical Development of Remyelination Promoting Antibodies
Budget — 2003/2004

Proposed total $ to Mayo from Acorda (including entire STTR directs)	$400,000

Total $ from STTR directs	$105,000
STTR directs spent in 2002 (estimated)	$(10,000)
(STTR indirects are not considered here)			$95,000

Funds from Acorda:	$295,000
Direct			$204,000
Indirect (44.5%)			$91,000

Total direct $ to lab		=	$299,000
Total $ (direct+indirect) to Mayo		=	$390,000

Personnel: (estimates only)

	Budgeted % effort	Budgeted % support	Budgeted Salary	Budgeted Benefits	Total
Allan Bieber, Ph.D. (Principal Investigator)	40%	40%	$—	$—	$22,000

Moses Rodriguez, M.D. (Co-Principal Investigator)	5%	5%	$—	$—	$9,552

Larry R. Pease, Ph.D. (Co-investigator)	5%	5%	$—	$—	$9,552

Art Warrington, Ph.D. (Co-investigator)	20%	20%	$—	$—	$11,000

Charles Howe, Ph.D. (Co-investigator)	20%	20%	$—	$—	$11,000

Total Personnel					$63,104

Supply Expenses:

2002/2003 Pre-clinical animal testing:

Animals - 250 SJL/J mice, 6 weeks old females @ $16.90/mouse (Jackson Labs).	$4,225
Animal Maintenance - Based on 100 cages @ $0.56/cage/day for 365 days.	$20,440
Tissue preparation materials - araldite, osmium	$15,000
Tissue and slide preparation - 10 slides/animals, 170 animals, @ $10.00/slide	$17,000
Technician processing time - fixation, dissection, embedding	$5,000

Supplies: 2002/03 in vivo testing	$61,665

2003/2004 Pre-clinical animal testing:

Animals - 250 SJL/J mice, 6 weeks old females @ $16.90/mouse (Jackson Labs).	$4,225
Animal Maintenance - Based on 100 cages @ $0.56/cage/day for 365 days.	$20,440

Tissue preparation materials - araldite, osmium	$15,000
Tissue and slide preparation - 10 slides/animal, 160 animals, @ $10.00/slide	$16,000
Technician processing time - fixation, dissection, embedding	$4,500

Supplies: 2003/04 in vivo testing	$60,165

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Supply Expenses: Antibody-induced signaling.

Microarrays - Affymetrix microarrays and array processing	$50,000
Animals - Purchase and short-term housing for 50 Sprague-Dawley rats provided as untimed pregnancies for the generation of primary oligodendrocyte cultures.	$4,000
Tissue Culture - Culture of primary oligodendrocytes derived from mixed glial cultures.
Culture of CG4 cells under defined media conditions. Cost includes growth factors, hormones, media, supplements, serum, and plasticware.	$12,000
Antibodies - anti-phosphotyrosine (4G10), anti-phospho-JNK, anti-phospho-IkB and NFkB, anti-phospho-ERK 1/2 anti-phospho-p38, anti-phospho-Akt, anti-EGFR, anti-PDGFR, anti-IGFR, anti-FGFR, anti-src family members, anti-caspases, secondaries and immunoprecipitation materials	$10,000
Pharmacological Agents - JNK inhibitors, NFkB inhibitors, TNFa and Fasm, B-MCD and Filipin.	$4,000
Radiation - 35SO4 and 3H lipid derivatives	$4,000
PAGE Materials - Basic materials for 1 and 2-D PAGE	$2,500
TLC Materials - Basic Materials for 2-D TLC
Cell Fractionation Materials - cost includes plasticware and fractionation chemicals (e.g. OptiPrep)	$2,500

Supplies: Ab-induced signaling	$91,500

Supply Expenses: Antigen characterization.

Animals -
Purchase and short-term housing for 50 rats provided as untimed pregnancies for the generation of primary glial cultures.	$3,000
Purchase and short-term housing for 200 SJL mice for the generation of primary glial cultures.	$3,500
Tissue Culture - primary culture of rat, mouse, human glia, rat neurons, PC12 cells	$12,000
Enzymes and antibodies - carbohydrate specific enzymes, anti-chondroitin sulfate, anti-myelin basic protein, anti-phophotyrosine	$4,000

Supplies: Ag characterization	$22,500

Total personnel	$63,104
Total supplies	$235,830

Total DIRECT	$298,934
Total INDIRECT @ 44.5%	$91,000
Total cost	$389,934

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Research Area 1: In vivo Antibody Treatment Experiments

Experiments 1 & 2 were completes in 2002/2003.  These experiments determined the in vivo dose titration for remyelination in response to Rc22 treatment, examined the effect of co-treatment with methyl prednisolone and Rc22, and examined the effect pf co-treatment with Rc22 and Rc46.

Expt. 1 Rc22 Dosing; Rc22 + MePrednisolone 70 mice
Rc22 at:
500 µg
125 µg
50 µg
5 µg
PBS

MePr
MePr + Rc22, 500 µg

Expt. 2 Rc22 Dosing (repeat); Rc22 + MePrednisolone (repeat); Dbl;. Ab treatment 100 mice
Rc22 at:
500 µg
50 µg
5 µg
500 ng
50 ng
PBS

MePr
MePr + Rc22, 500 µg

Rc46, 500 µg
Rc46 + Rc22 250 µg

Experiments 3 & 4 will be completed in 2003/2004.  Experiment 3 will determined the in vivo efficacy of the IgM and IgG4 forms of Lym22 and Lym46, with regard to promotion of remyelination. A best candidate will be selected based on the results of Expt. 3 and Expt. 4 will determine the in vivo dose titration for remyelination in response to treatment with these (this) antibodies.

Expt. 3 IgMs vs. IgG4s 80 mice
Rc22 (all at 500 µg)
22M-5,6
22G4-9
46G4-8,9
46M-6
Kappa IgG4
human IgM
Acorda buffer

Expt. 4 IgMs vs. IgG4s: Repeat and Dosing 80 mice
Rc22, 500 µg
Best candidates at:
500 µg
50 µg
5 µg
500 ng
50 ng
Control Ab, 500 µg
Buffer

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Research Area 2: Microarray Analysis

Experiment 1 will examine the effect of treatment of rat mixed primary glia with the IgM and IgG forms of Lym22 and Lym46. Gene expression data will be compared to our previous microarray experiments using Mayo Rc22, O4, and other antibodies. Experiment 2 will determine the dose response for the effect of best candidate antibodies on gene expression in MPG.

Expt. 1 IgMs vs. IgG4s (on rat MPGs)
Rc22      (all at 10 ug/ml)
22M-5,6
22G4-9
46G4-8,9
46M-6
kappa IgG4
human IgM
Buffer

Expt. 2 IgMs vs. IgG4s: Repeat and Dosing (on rat MPGs)
Rc22      (10 ug/ml)
Best candidates at:
10 ug/ml
500 ng/ml
50 ng/ml
10 ng/ml
Buffer

Our previous experiments suggest that treatment with remyelination promoting antibodies may have direct and distinct effects on gene expression in a wide variety of cells. Experiment 3 will test best candidate antibodies for their direct effect on gene expression in oligodendrocytes, astrocytes, macrophages, brain infiltrating lymphocytes and neurons.

Expt. 3 Best candidate effects on specific rat cell types (Oligos, astrocytes, macrophages, BILs, neurons)
Best candidate and dose (5 cell types)
Ab negative control (5 cell types)

Experiment 4 will determine whether the binding of antibody to the surface of oligodendrocytes correlates directly with observed effects on gene transcription. CGT mutant mice produce no sulfatide, the putative O4 antigen. We will isolate glia from these mice and test the gene expression responses of these cells to O4, Rc22 and other antibodies. Glia from normal mice will serve as controls.

Expt. 4    O4 signaling in mouse CGT MPGs
Rc22, 10 ug/ml on B6
O4, 10 ug/ml on B6
s39, 10 ug/ml on B6
PBS on B6

Rc22, 10 ug/ml on CGT
O4, 10 ug/ml on CGT
s39, 10 ug/ml on CGT
PBS on CGT

Experiment 5 is designed to demonstrate the relevance of the microarray data from rodent cells by repeating the basic antibody treatment experiment using a best candidate antibody and human mixed primary glia.

Expt. 5    Ab signaling in human MPGs
Rc22 (or best candidate), 10 ug/ml
O4, 10 ug/ml
s39, 10 ug/ml
PBS

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Our previous data demonstrates significant effects of antibody treatment on CNS gene expression in SJL mice that are chronically infected with TMEV, Experiment 6 will repeat these experiments and will examine the dose response of the observed changes.

Expt. 6    In vivo treatment of chronic SJL mice with antibody dosing
Rc22 (or best candidate) at:
500 µg
50 µg
10 µg
O4 at:
500 µg
50 µg
10 µg

human IgM, 500 µg
PBS

Research Area 3: Antibody-induced Signaling Experiments

Hypothesis: Antibody-mediated enhancement of remyelination is the result of specific antibody-induced changes in the local architecture of the plasma membrane of glial cells that trigger specific second messenger systems and engage downstream signaling cascades. These signals result in transcriptional and translational events related to increased survival, proliferation, and differentiation of oligodendrocytes and oligodendrocyte precursors within and near demyelinating lesions. We will conduct experiments to identify antibody-induced signaling, cascades that are relevant to the induction of transcriptional changes involved in oligodendrocyte survival, proliferation, and differentiation.

Expt. 1    Identification of immediate second messenger signals triggered by antibody-induced plasma membrane reorganization.

Our preliminary data indicate that remyelination-promoting antibodies induce an immediate increase in intracellular calcium levels in astrocyte-like cells and a delayed calcium influx in oligodendrocyte-like cells. The immediate rise in calcium concentration is sensitive to perturbations of the PLCy signaling cascade, while the delayed calcium influx is dependent upon mobilization of extracellular calcium through plasma membrane CNQX-sensitive AMPA-type glutamate receptors. However, the precise locus and mode of activation of either calcium increase is undefined. Using immunoaffinity purification, we will prepare purified cultures of oligodendrocytes captured along a spectrum of developmental and differentiative stages. These purified and defined cell populations will then be subjected to ratiometrc fluorescent analysis of intracellular calcium concentration to determine the type of calcium signal induced by treatment with antibody. Using specific pharmacological agents we will determine whether the delayed calcium influx is the result of AMPA receptor agonism (e.g. autocrine or paracrine release of glutamate), desensitization (conformational change or alleviation of receptor antagonism), or capacitative calcium influx (calcium release activated calcium influx).

Expt. 2    Identification of downstream signaling cascades engaged by remyelination-promoting antibodies.

Isotope-coded affinity tag (ICAT) analysis is a sophisticated method for measuring differential protein expression in cultured cells. We propose to use the ICAT method to analyze changes in protein expression following treatment of oligodendroglia with remyelination promoting antibodies. We specifically propose to analyze the following domains: lipid rafts and AMPA receptor-enriched domains from oligodendrocytcs, and spinal cord demyelinated lesions induced by lysolecithin injection.

Two-dimensional gel electrophoresis (2-DGE) analysis coupled to western blotting with phosphorylation-state specific antibodies is also a useful tool for analysis of global signaling responses and identification of uncharacterized signaling molecules. We propose to use this discovery technique to identify potential signaling cascades involved in the transmission of antibody-induced responses from the plasma membrane to the nucleus.

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Expt. 3    Characterization of antibody-induced survival, proliferation, and differentiation signals.

Preliminary evidence suggests that remyelination-promoting antibodies function, at least in part, by protecting oligodendroglia from cell death. We propose to clarify the nature of this protection and probe its physiological relevance. We will model macrophage- and/or lymphocyte-mediated killing in vitro by challenging oligodendroglia with H2O2 TNFa1 or FasL in the presence or absence of antibody. Cell death will be measured by MTT [3-(4,5-dimethylthiazol-2-yl)-2,5-diphenyltetrazolium bromide] assay, and death related signaling will be assessed by examination of changes in JNK, NFKB, Akt, and caspase-3 activity.

Remyelination-promoting antibodies may also exert effects on oligodendrocyte proliferation. We propose to measure this effect by treating oligodendroglia with antibodies in the presence of BrdU or 3H-thymidine. BrdU incorporation will be assessed by imnunostaining, while 3H-thymidine incorporation will be assessed by scintillation counting of cell lysates. Likewise, remyelination-promoting antibodies may exert a differentiative effect on oligodendrocyte precursors, pushing them to mature into myelin-producing cells. To test this effect, we propose to characterize the expression levels of myelin basic protein, proteolipid protein, and myelin associated glycoprotein in oligodendroglia cultured in the presence of remyelination-promoting antibodies.

Based on our hypothesis that remyelination-promoting antibodies specifically reorganize plasma membrane microdomains to initiate biologically relevant signals, we will determine whether disruption of lipid raft organization, either pharmacologically via B-MCD and filipin, or synthetically via cholesterol deprivation, will alter antibody-induced effects on oligodendroglial survival, proliferation, and differentiation. Likewise, based on the knowledge gained in the other proposed experiments, we will disrupt identified signal transduction cascades and measure the effect on cell survival, proliferation, and differentiation, For example, if signaling through Erk l/2 is identified as a relevant pathway, we will block O4-induced signaling with PD98059 (MEK inhibitor) or with the MTPTAT-MEK113  peptide inhibitor (Erk1/2 inhibitor). Similarly, if PKA signaling is identified above, we will attempt to block antibody-mediated effects on proliferation and survival using SQ22536 (adenylate cyclase inhibitor). H89 (PKA inhibitor), or Rp-cAMPs triethylamine (PKA inhibitor). We intend to take advantage of the availability of robust and specific pharmacological blockers for every pathway identified downstream from antibody binding to establish the signaling pathways most relevant to remyelination.

Research Area 4:  Antigen Indentification Experiments

Antigen indentification is an important issue concerning the mechanism of action of remyelination promoting antibodies.  Acorda will take the lead role in the antigen identification experiments. We will complete our experiments on the characterizatiuon of potential carbohydrate epitopes and will provide tissue to Acorda form their experiments.

Expt. 1    Determine class of carbohydrate bound by antibodies that promote remyelination.
We will treat oligodendrocytes with sialidase and related enzymes to determine class of carbohydrate bound by the antibodies. We will assess the effect of carbohydrate removal on Ca flux, protein phosphorylation and gene expression.

  Expt. 2  We will isolate membrane and cell type specific antigens for antigen characterization experiments by our group and at Acorda.

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Exhibit B
to
License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000

OPTION AGREEMENT

This Option Agreement is made this October 1, 1995 by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation located at 200 First Street SW, Rochester, Minnesota 55905 (“MAYO”) and Acorda Therapeutics, Inc., a Delaware Corporation, located at 1213 Park Avenue, New York, NY 10128 (“ACORDA”).

This Option Agreement has three addenda: 1) Stock Warrant Agreement, referred to in Section 2.5; supplied by Acorda; 2) Appendix A, Sponsored Research Agreement; 3) Appendix B, Technology License Contract Terms Sheet.

Certain inventions relating to the promotion of remyelination by monoclonal antibodies have been made in connection with MAYO’s research, patient care, and education programs. By assignment of the inventions from the developers, MAYO is the owner of certain patent rights.

ACORDA desires to evaluate such inventions for the purpose of determining its interest in obtaining a license from MAYO to sell such inventions.

Now, therefore, the parties agree as follows:

Article 1.   Definitions.

1.1 — “Technology” means:

a) U.S. patent application S.N. 08/236,520, filed April 19, 1994, and foreign patent applications and patent counterparts thereto (if any);

b) all U.S. and foreign patent applications disclosing inventions conceived or reduced to practice pursuant to the research conducted pursuant to the Sponsored Research Agreement;

c)             all divisions, substitutions, continuations, continuations-in-part applications of (i) and (ii) of the preceding, and all U.S. and foreign patents issuing thereon, including reissues, reexaminations, and extensions; and

d) all trade secrets, know-how, and technical information developed by MAYO in connection with the research conducted pursuant to the Sponsored Research Agreement.

Article 2.   Option.

2.1 — In order for ACORDA to evaluate the commercial and technical merits of this Technology, MAYO hereby grants the Company an exclusive worldwide option to become the exclusive licensee for the Technology. Said option shall expire thirty-six (36) months from the initiation of the sponsored research described in Appendix A.

2.2 — During the option period, ACORDA shall pay a maximum Two Hundred Ninety-Two Thousand Dollars ($292,000.00) to sponsor a mutually agreed upon research protocol to be performed by MAYO, according to the terms of Appendix A. Payments will be made on a quarterly basis beginning within thirty (30) days of the date whereby ACORDA accepts delivery of monoclonal antibody (ATCC Accession No. CRL-11627) from a contract manufacturer for use in MAYO’s research protocol (hereby referred to as the “Effective Date” of this Option Agreement).

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Notwithstanding the above, in the event that the delivery of antibody prepared on behalf of ACORDA for use in preclinical studies is delayed, through no fault of ACORDA, by more than six (6) months from the signing of this Option Agreement, the parties shall negotiate in good faith for an extension of the option, at no additional cost. Otherwise, MAYO may terminate this Option Agreement if the Effective Date of the Option Agreement is not within six (6) months of the signing of this Option Agreement. If the option to license is exercised or terminated by ACORDA before the expiration date and after twenty-four (24) months from the Effective Date of this Agreement, ACORDA’s obligation to make payments to support such research shall be terminated as of that date. MAYO further agrees that it shall not negotiate with or enter into any agreement with a third party with respect to the Technology in the period from the signing of the Option Agreement until the effective date of the Option Agreement.

2.3 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide to license the Technology, then a License Agreement consistent with the terms sheet attached as Appendix B shall be negotiated and executed by both parties within ninety (90) days of ACORDA’s notice to MAYO of its decision to license the Technology, or such longer period as may be agreed by the parties.

2.4 — ACORDA shall pay MAYO Five Thousand Dollars ($5,000.00) within thirty (30) days of the Effective Date of this Agreement and on each anniversary thereafter during the Option period as non-refundable and non-creditable consideration for the exclusive worldwide option granted by MAYO.

2.5 — As additional consideration for the exclusive worldwide option, ACORDA will issue MAYO warrants for the purchase of sixty thousand (60,000) shares of ACORDA common stock at the price of founders stock, pursuant to the terms of the Stock Warrant Agreement attached hereto. Such warrants shall be exercisable if ACORDA exercises its option to acquire a license for the Technology. The cost to MAYO for exercising its warrants will be reimbursed by ACORDA.

2.6 — During the option period, ACORDA shall pay reasonable expenses associated with the prosecution of the MAYO patent application entitled “Monoclonal Antibodies Which Promote Central Nervous System Remyelination” (Serial No. 08/236,520) as well as the corresponding national applications filed under the Patent Cooperation Treaty; such filings to have been agreed on by MAYO and ACORDA. Only expenses incurred after March 24, 1994, and related to U.S. Patent application S.N. 08/236,520 are subject to reimbursement. The patent prosecution will be controlled by ACORDA, using counsel of ACORDA’s choice, reasonably acceptable to MAYO.

2.7 — During the option period, MAYO may not disclose the Technology to third parties without ACORDA’s prior written consent, but MAYO shall retain the right to use the Technology for its internal research purposes.

2.8 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide not to license the Technology, MAYO shall be provided with all the research information generated during the option by ACORDA and MAYO jointly, or given to ACORDA by MAYO. All data jointly generated during the option by MAYO and ACORDA and provided to MAYO shall be only for internal use by MAYO.

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Article 3.   Confidentiality

3.1 — “Confidential Information” is defined as any written confidential information disclosed by one party to the other and entitled to protection under this agreement which is marked “CONFIDENTIAL,” or words of similar import. If oral, visual, or other non-written manner of disclosure of otherwise undisclosed confidential information is made by one party to the other, such information shall be entitled to protection if identified as confidential at the time of initial disclosure and if a written notice with a summary of such disclosures is delivered to the receiving party within thirty (30) days of such disclosure. Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this agreement. Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

3.2 — Both ACORDA and MAYO covenant and agree that they shall hold the Confidential Information they receive from the other party inviolate, keep it secret, and shall not use any such Confidential Information, except as provided in Article 4 below. The foregoing restrictions on disclosure of Confidential Information shall not apply to any information that properly comes into the public domain through no action of the other party or its agents or was already known by the other party as evidenced by its that party’s written records. Each party may use its own discretion to disclose information that was independently developed by that party.

3.3 — Confidential Information shall not be afforded the protection of this Agreement if, on the date of signing this Agreement, such information is or later becomes:

a) developed by the Recipient independently of the disclosed proprietary information of the other party, and reasonable written documentation exists to demonstrate such development; or

b)            rightfully obtained without restriction by the Recipient from any third party who is not restricted from making such disclosure by any direct or indirect obligation of confidentiality to the other party herein; or

c) publicly available other than through the fault of the Recipient; or

d) known to the Recipient at the time of its disclosure by the other party hereto, and reasonable written documentation exists to demonstrate such knowledge.

e)             subject to disclosure under a facially valid court order, warrant, or subpoena, but only if the Recipient first gives the other party immediate oral and written notice of the court order, warrant, or subpoena to permit that party to take appropriate legal action in the circumstances.

3.4 — ACORDA shall not disclose, provide or otherwise make the Technology or the Confidential Information available to any person or entity other than employees, consultants, advisors, or agents of ACORDA that have signed secrecy agreements at least as restrictive as the provisions of this Agreement. Before the Confidential Information or Technology is made available to any person directly responsible for the evaluation of the Technology for licensure, ACORDA will notify the person of the obligations of confidentiality contained in this Agreement and obtain an agreement from that person to abide by said obligations.

3.5 — The obligations of confidentiality stated in 3.1 and 3.2 shall survive the termination or expiration of this Agreement for five (5) years.

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Article 4.   Authorized Use

4.1 — During the term of this Option Agreement, ACORDA shall use the Technology and the Confidential Information only for the purpose of evaluating the Technology for licensure.

4.2 — ACORDA and MAYO shall not use, expressly or by implication, any trademark or trade name of the other party, or any contraction, abbreviation, simulation or adaptation thereof, or the name of any of the other party’s staff in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other party. The provisions of this Section 4.2 shall survive the Termination or expiration of this Agreement.

Article 5.               Termination

5.1 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide to exercise its option and execute the License Agreement, the terms of this Option Agreement will be superseded by the terms of the License Agreement at the time the License Agreement is executed by both parties and becomes effective.

5.2 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide not to license the Technology, ACORDA may terminate this Agreement by providing written notice of its decision to MAYO. Furthermore, Section 2.2 of this Agreement remains enforceable subsequent to any termination of this Option Agreement by ACORDA, subject to the terms and conditions of the Sponsored Research Agreement.

5.3 — Following nine (9) months after the Effective Date of this Option Agreement, ACORDA shall have the right to terminate its support of the Sponsored Research with ninety (90) days notice; provided ACORDA shall be obligated to pay to MAYO the salary of one (1) technician until the second anniversary of the Effective Date of the Option Agreement, unless MAYO receives contract or grant funds from an external source to support said technician.

Article 6.   General

6.1 — ACORDA may not assign or subcontract any of its obligations or rights under this Option Agreement without MAYO’s prior, express, written consent, which consent may not be unreasonably withheld, except that ACORDA may assign its rights and obligations under this Agreement to an affiliate wholly-owned or majority-owned or controlled by ACORDA, or to any entity that acquires substantially all of the assets of ACORDA, or entities to which ACORDA has assigned all or substantially all of its assets relating to the Agreement whether by merger, acquisition, sale, operation of law, or otherwise.

6.2 — This Option Agreement and its effects are subject to and shall be construed and enforced in accordance with the laws of the State of Minnesota except that no part of Minnesota law shall apply that directs the application of another jurisdiction’s law.

6.3 — The failure of either party to insist at any time upon the strict observance or performance of any of the provisions of the Option Agreement, or to exercise any right or remedy as provided in this Option Agreement, shall not impair any such right or remedy and shall not be construed to be a waiver or relinquishment. Furthermore, no waiver of any provision of this

4

Option Agreement by either party shall be construed as a waiver of any other provision or as a waiver of the same provision at any subsequent time.

6.4 — This Option Agreement (including Appendixes A and B) constitutes the entire agreement between the parties and supersedes all prior or contemporaneous, oral and written agreements, proposals and discussions relating to the same subject matter. The Option Agreement may be amended only through a writing signed by each of the parties.

6.5 — Neither party shall disclose the terms of this Agreement to any third party, and neither party shall issue any press release or other statement to the media regarding the existence of the Agreement or its subject matter (if the other party is mentioned) without the prior written consent of the other party.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative.

MAYO FOUNDATION FOR MEDICAL		ACORDA THERAPEUTICS, INC.
EDUCATION AND RESEARCH

Signed:	/s/ Rick F. Colvin	Signed:	/s/ RON COHEN

Name:	Rick F. Colvin	Name:	RON COHEN

Title:	Assist. treas.	Title:	President, CEO

Date:	Oct. 11, 1995	Date:	10/06/95

5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE OF THESE SECURITIES HAS NOT BEEN QUALIFIED WITH ANY STATE SECURITIES AUTHORITIES. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

THIS WARRANT MAY NOT BE EXERCISED EXCEPT IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS TO THE REASONABLE SATISFACTION OF THE COMPANY AND LEGAL COUNSEL FOR THE COMPANY.

STOCK WARRANT AGREEMENT

To Purchase 60,000 Shares of the Common Stock of

ACORDA THERAPEUTICS, INC.

Dated as of October     , 1995

1.             GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), hereby grants to Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation (the “Warrantholder”), and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company up to 60,000 fully paid and non-assessable shares of the Company’s Common Stock (“Common Stock”).  This Warrant Agreement is entered between the parties and the rights to purchase Common Stock are granted pursuant to Section 2.5 of the Option Agreement of even date herewith between the Company and the Warrantholder (the “Option Agreement”). The purchase rights set forth in this Warrant Agreement shall become exercisable immediately upon the Company’s exercise of its option as set forth in the Option Agreement to license certain technology of the Warrantholder. The exercise price (“Exercise Price”) shall be equal to $0.01 per share. The number and purchase price of such shares are subject to adjustment as provided in Section 8 hereof.

2.             TERM Of THE WARRANT AGREEMENT.

Except as otherwise provided for herein, the term of this Warrant Agreement and the right to purchase Common Stock as granted herein shall commence on the date of this Agreement and shall expire upon the first to occur of (i) the expiration of the Option Agreement in accordance with its terms, (ii) the effective date of the Company’s firmly underwritten initial public offering pursuant to a registration statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) the completion date of the sale of the Company, or of all or substantially all of its assets, by merger, acquisition, or otherwise (in which the stockholders of the Company immediately prior to such sale hold less than a majority-in-interest of the voting equity of any successor corporation following such sale), or the sale of all or substantially all of the assets of the Company.

3.             EXERCISE OF THE PURCHASE RIGHTS.

Subject to Section 1 above, the purchase rights set forth in this Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time or from time to time, prior to the expiration of the term set forth in Section 2 above, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the Notice of Exercise indicating the number of shares which remain subject to future purchases, if any.

The Warrantholder may either (i) exercise all or any portion of the outstanding warrants by paying to the Company, by cash or check, an amount equal to the aggregate Exercise Price of the shares being purchased or (ii) receive shares equal to the value (as determined below) of this Warrant by surrender of the Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to the Warrantholder a number of shares of Common Stock computed using the following formula:

	X =	Y(A-B)
A

Where:	X = The number of shares of Common to be issued to the Warrantholder.

Y = The number of shares of Common to be exercised under this Warrant.

A = The fair market value of one share of Common.

B = The Exercise Price.

As used herein, current fair market value of Common Stock shall mean with respect to each share of Common Stock the average of the closing prices of the Company’s Common Stock sold on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, of on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 days consisting of the day as of which the current fair market value of

2

Common Stock is being determined and the 9 consecutive business days prior to such day.  If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless (i) the Company shall become subject to a merger, acquisition, or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of the Common Stock shall be deemed to be the value received by the holders of the Company’s stock for each share of stock, pursuant to the Company’s acquisition or (ii) the Warrantholder shall purchase such shares in conjunction with the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act, in which case, the fair market value of the shares of stock subject to this Warrant shall be the price at which all registered shares are sold to the public in such offering.

4.             RESERVATION OF SHARES.

During the term of this Warrant Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

5.             NO FRACTIONAL SHARES OR SCRIP.

No fractional share or scrip representing fractional shares shall be issued upon the exercise of the Warrantholder’s right to purchase Common Stock, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6.             NO RIGHTS AS STOCKHOLDERS.

The Warrant Agreement does not entitle the Warrantholder to any voting right or other rights as a stockholder of the Company prior to the exercise of the Warrantholder’s rights to purchase Common Stock as provided for herein.

7.             WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant Agreement.

8.             ADJUSTMENT RIGHTS.

The purchase price per share and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a)           Merger.  If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, exchange, or subdivision of shares otherwise

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provided for herein), or a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation (but its stockholders nevertheless control not less than a majority-in-interest of the voting equity of any successor corporation), then, as a part of such reorganization, merger, or consolidation, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive upon exercise of its rights to purchase Common Stock, the number of shares of common stock or other securities of the successor corporation resulting from such reorganization, merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of the right to purchase Common Stock hereunder would have been entitled in such reorganization, merger or consolidation if the right to purchase such Common Stock hereunder had been exercised immediately prior to such reorganization, merger or consolidation.   In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interests of the Warrantholder after the reorganization, merger, or consolidation to the end that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Common Stock purchasable pursuant to the terms and conditions of this Warrant Agreement) shall be applicable after the event, as near as reasonably may be, in relation to any shares deliverable after that event upon the exercise of the Warrantholder’s rights to purchase Common Stock pursuant to this Warrant Agreement.

(b)           Reclassification of Shares.  If the Company at any time shall, by combination, reclassification, exchange, or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision, or other change.

(c)           Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Common Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

(d)           Notice of Adjustments.  In the event that (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities; (ii) the Company shall offer for subscription pro rata to the holders of any class of its Common or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets; or (iv) there shall be any voluntary or involuntary dissolution, liquidation, or winding up of the Company, then, in connection with each such event, the Company shall send to the Warrantholder:

(i)    At least 20 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation, or winding up; and

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(ii)           In the case of any such capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such capital reorganization, reclassification, consolidation, merger, or sale of all or substantially all of the Company’s assets, dissolution, liquidation, or winding up).

Each such written notice shall set forth, as applicable and in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Warrantholder, at the address as shown on the books of the Company.

9.             REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder, which by its execution hereof the Warrantholder hereby confirms:

(a)           Investment Purpose.  The Common Stock issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)           Private Issue.  The Warrantholder understands (i) that the Common Stock issuable upon exercise of the Warrantholder’s rights contained herein is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 9.

(c)           Disposition of Warrantholder’s Rights.  In no event will the Warrantholder make a disposition of any of its rights to acquire Common Stock issuable upon exercise of such rights unless and until (i) it shall have notified the Company of the proposed disposition and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Warrantholder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the Securities Act has been taken, or (B) an exemption from the registration requirements of the Securities Act is available.  Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Common Stock when (1) such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration or (2) such

5

security shall have been sold without registration in compliance with Rule 144 under the Securities Act, or (3) a letter shall have been issued to the Warrantholder at its request by the staff of the United States Securities and Exchange Commission or a ruling shall have been issued to the Warrantholder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.  Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive From the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

(d)           Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e)           Risk of No Registration.  The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), or file reports pursuant to Section 15(d) of the Exchange Act, or if a registration statement covering the securities under the Securities Act is not in effect when it desires to sell the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of its Common Stock which might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of that Rule.

10.           TRANSFERS.

This Warrant may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised only by the Warrantholder or his permitted assignee.  Any transfer of this Warrant must comply with the requirements of this Section 10, and any assignee or transferee of this Warrant (“permitted assignee”) shall be required to accept this Warrant subject to all rights and obligations of the Warrantholder as set forth herein.  Any securities to be issued upon exercise of this Warrant may not be sold, assigned, transferred or otherwise disposed of unless the securities are registered under the Securities Act or unless the person seeking to effect such disposition shall have requested and the Company shall have received an opinion of the Company’s counsel that the proposed disposition may be effected without registration of such securities under the Securities Act or any applicable state securities laws.  Unless a registration statement with respect to such shares of Common Stock is effective at the time, any shares of Common Stock issued upon the exercise of this Warrant shall bear the following legend:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE MOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED THE (“ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED.

11.           MARKET STANDOFF AGREEMENT.

The Warrantholder hereby agrees, if so requested by the managing underwriters in an initial public offering by the Company of its Common Stock, that, without the prior written consent of such managing underwriters, the Warrantholder will not offer, sell, contract to sell, grant any option to purchase, make any short sale, or otherwise dispose of or make a distribution of any capital stock of the Company held by or on behalf of the Warrantholder or beneficially owned by the Warrantholder in accordance with the rules and regulations of the United States Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to the Company’s initial public offering.

12.           MLSCELLANEOUS.

(a)           Effective Date.  The provisions of this Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Warrant Agreement shall be binding upon any successors or assigns of the Company.

(b)           Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

(c)           Governing Law.  This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of Delaware as applied to agreements between Delaware residents entered and to be performed entirely within Delaware.

(d)           Counterparts.  This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)           Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Warrant Agreement are for convenience and are not to be considered in construing this Agreement.

(f)            Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at the address set forth on the signature

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page hereof and (ii) to the Company at its principal executive offices to the attention of its president or at such other address as any such party may subsequently designate by written notice to the other party.

(g)           Survival.  The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

(h)           Amendments.  Any provision of this Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized.

Company:

ACORDA THERAPEUTICS, INC.

Dated August , 1995	By:
Ron Cohen, M.D., President

Warrantholder:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:

Title:

	Address:	c/o Office of Technology Transfer Mayo Medical Ventures 200 First Street Southwest Rochester, Minnesota 55905
Attn:

9

EXHIBIT I

NOTICE OF EXERCISE

Ron Cohen, M.D.
To: Acorda Therapeutics, Inc.

(1)           The undersigned Warrantholder hereby elects to purchase 60,000 shares of the Common Stock of ACORDA THERAPEUTICS, INC., pursuant to the terms of the Warrant Agreement dated the          day of October, 1995 (the “Warrant Agreement”) between ACORDA THERAPEUTICS, INC. and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2)           In exercising its rights to purchase the Common Stock of ACORDA THERAPEUTICS, INC., the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 9 of the Warrant Agreement.

(3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

Mayo Foundation for Medical Education
and Research
(Name)

200 First Street SW Rochester, MN 55905
(Address)

Warrantholder:	Mayo Foundation for Medical Education and Research

By:	/s/ Rick F. Colvin
Rick F. Colvin

Title:	Assistant Treasurer

Date:	10/6/00

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Appendix A
to
Acorda/Mayo Option Agreement dated October 1, 1995

(Included as Exhibit A to License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000)

ACORDA - MAYO CLINIC

License Agreement Terms

License:
Mayo Clinic (“Mayo”) will grant Acorda an exclusive license, with the right to grant and authorize sublicenses, under the Licensed Patents to make, have made, use and sell Licensed Products in the Territory.

Territory:	Worldwide.

Licensed Technology:	Licensed Technology includes (i) the Licensed Patents and (ii) Project Know How.

Licensed Patents:
Licensed Patents include (i) the patent applications listed on Exhibit A hereto, (ii) all patent applications filed with respect to inventions conceived or otherwise developed in the course of and in connection with the Sponsored Research, and (iii) all divisions, substitutions, continuations, continuations-in-part applications, and reissues, re-examinations, and extensions of (i) and (ii) above, all patents issuing on the preceding, and all foreign counterparts of the preceding.

Project Know-How:
All trade secrets and other intellectual property conceived or otherwise developed in the course of and in connection with the Sponsored Research, and all subsequent modifications, enhancements and improvements, excluding the patent applications and patents within the Licensed Patents.

Licensed Products:	Products covered by a valid issued or pending claim of a Licensed Patent in the country which such Product is sold, or which directly incorporate Project Know-How.

1

Equity:	On the Effective Date of the license agreement, Mayo may exercise the warrants granted Mayo to purchase 60,000 shares of Acorda common stock, at the price of founder’s stock.

Royalties:	Acorda will pay Mayo royalties on net sales of Licensed Products by Acorda and its affiliates, as follows:

	1% on net sales of Licensed Products covered by a valid claim of an issued patent within the Licensed Patents in the country which such Licensed Product is sold.

0.5% on net sales of Licensed Products covered by a claim of a pending patent application within the Licensed Patents in the country which such Licensed Product is sold, or which directly incorporate Project Know-How.

	Beginning on the first anniversary of the commercial sale of a Licensed Product, Acorda will pay Mayo the following minimum annual royalties:
	Year 1	$20,000
	Year 2	$25,000
	Year 3	$30,000
	Year 4 and thereafter	$35,000
	In addition, Acorda will pay Mayo 25% of the amounts received by Acorda from sublicensees with respect to the sale of such Licensed Products.

Notwithstanding the above, it is understood and agreed that Mayo shall not be entitled to any share of amounts received by Acorda from sublicensees for equity, research and development, performance-based milestones, the license or sublicense of any intellectual property other than the

2

	Licensed Technology, or reimbursement for patent or other expenses.

In the event that a Licensed Product is sold in combination with another product which is not a Licensed Product, the amount paid to Mayo shall be based on the proportion of the value of such combination product reasonably attributable to the Licensed Technology; provided in no event shall Mayo receive less than 0.25% of the net sales of Licensed Products sold by Acorda.

Due Diligence:
Acorda will use reasonable efforts to enter into an agreement with a contract manufacturer for the production of Mayo’s mylenating monoclonal antibody, by the later of June 1, 1995, or within sixty (60) days following the close of Acorda’s Series A financing.

Acorda will use reasonable commercial efforts, consistent with its prudent business judgment, to develop Licensed Products and obtain and maintain such approvals as may be necessary for the sale of Licensed Products in the U.S. and such other worldwide markets as Acorda elects to sell such Licensed Products.

Milestone Payments:	Acorda will pay to Mayo the following amounts on the achievement of the following events:

	Effective Date of license	$25,000

	Issue of first U.S. patent within the Licensed Patents	$25,000

	Initiation of Phase I clinical trials for the first Licensed Product	$50,000

	FDA marketing approval of the first Licensed Product	$500,000

3

Patent Prosecution:
Acorda will be responsible, using patent counsel of its choice, for preparing, filing, prosecuting and maintaining patent applications and patents within the Licensed Patents.  Acorda will pay the costs incurred in connection with such activities, and reimburse Mayo for reasonable costs incurred in connection with such activities prior to the effective date of the license; 50% of all such amounts (including attorneys fees) shall be creditable against earned royalties due Mayo.  At Mayo’s request, Acorda shall provide Mayo with reasonable documentation of such costs.  Mayo and Acorda will cooperate and consult with each other in the prosecution of the Licensed Patents.

Patent Enforcement:
In the event of any infringement of the Licensed Patents or misappropriation of the Project Know-How, the parties shall consult to determine if they will jointly bring action to terminate such infringement or misappropriation.  Any recovery obtained by the parties in such an action shall be used first to reimburse the costs of such action, and the remainder divided equally between the parties.

In the event that the parties fail to initiate such action within ninety (90) days of receiving notice of such infringement or misappropriation, Mayo shall have the right, but not the obligation, to initiate suit to stop such infringement or misappropriation; provided if Mayo does not initiate such an action within a further ninety (90) days, Acorda shall have the right to pursue any infringement of the Licensed Patents, or opposition or interference with respect thereto, or any misappropriation of Project Know-How, or defend any declaratory judgment relating thereto.  Any recovery obtained by

4

Acorda in such an action shall be used first to reimburse the costs of such action, and the remainder shall be retained by Acorda and treated as net sales of Licensed Products, subject to the royalty obligations to Mayo herein.

Royalties to Third Parties:
In the event that in connection with its sale of Licensed Products, Acorda pays a third party royalties or other amounts to avoid or settle a claim of infringement of the intellectual property rights of such third party, Acorda may offset such amounts against up to 50% of the amounts due Mayo; provided, however, in no event shall Mayo receive less than 0.25% of the net sales of Licensed Products sold by Acorda and its affiliates.

Sublicenses:	Any sublicenses granted by Acorda under the Licensed Technology shall remain in effect and be assigned to Mayo in the event this license terminates.

Assignment:
Acorda may not assign the license without the consent of Mayo, which consent shall not be unreasonably withheld; provided, Acorda may assign the license in connection with the sale or transfer of all or substantially all the rights and obligations of Acorda relating to the Licensed Products, without the prior consent of Mayo.

Term:
The license shall terminate on a country-by-country basis upon the expiration of the last to expire Licensed Patent in such country, or, if no Licensed Patent issues in a country, twelve years following the first commercial sale of a Licensed Product in such country, on a Licensed Product-by-Licensed Product basis.  Acorda shall have the right to terminate the license agreement with respect to any Licensed

5

Technology or any country, on ninety (90) days written notice.

Other:	The formal agreement will include other customary provisions to be agreed by the parties, including indemnification, royalty reporting, audit rights and the like.

6

Amendment No. 1 to Option Agreement

This Amendment No. 1 to Option Agreement (the “Amendment”) is effective as of October 2, 1995 between Acorda Therapeutics, Inc. (“Acorda”) and Mayo Foundation for Medical Education and Research (“Mayo”) concerning the Option Agreement between Acorda and Mayo effective October 1, 1995.

1.             The parties have agreed to broaden the scope of the Technology to include certain additional monoclonal antibodies.

2.             Section 1.1(a) is hereby amended to read in its entirety as follows:

(a) U.S. patent application S.N. 08/236, 520, filed April 19, 1994, and all patent applications disclosing any invention or other intellectual property developed by Moses Rodriguez, M.D. and owned in whole or part by MAYO relating to monoclonal antibodies associated with myelination, or derivatives and analogs thereof, including without limitation, compositions and methods of making and using thereof, and foreign patent applications and patent counterparts thereto (if any);

3.             Add new Section 1.l(e), which provides in its entirety:

(e) the biological materials listed on Exhibit A hereto.

4.             Section 2.6 is hereby amended to read in its entirety as follows:

2.6 — During the option period, ACORDA shall pay reasonable expenses associated with the prosecution of the MAYO patent application entitled “Monoclonal Antibodies Which Promote Central Nervous System Remyelination” (Serial No. 08/236, 520) and other patent applications included in Section 1.1(a) above, as well as the corresponding national applications filed under the Patent Cooperation Treaty; such filings to have been agreed on by MAYO and ACORDA. Only expenses incurred after March 24, 1994, and related to the preceding patent applications are subject to reimbursement.  The patent prosecution will be controlled by ACORDA, using counsel of ACORDA’s choice, reasonably acceptable to MAYO.

5.             Except as specifically modified or amended hereby, the Option Agreement shall remain in full force and effect and, as so modified or amended, is hereby ratified, confirmed and approved.  No provision of this Amendment may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in writing signed by the party charged therewith. This Amendment shall be governed in accordance with the laws of the State of Minnesota, without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date shown above.

ACORDA THERAPEUTICS, INC.

By:	/s/ Ron Cohen

Print Name:	Ron Cohen, MD

Title:	President & CEO

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Rick F. Colvin

Print Name:	Rick F. Colvin

Title:	Assistant Treasurer

Exhibit A to Amendment Number 1 to Option Agreement
between
Mayo Foundation for Medical Education and Research
and
Acorda Therapeutics, Inc.

Biologic materials include:

1. monoclonal antibody 94.03

2. monoclonal antibody SCH 79.03

This list may be amended from time to time during the course of the Agreement.

Wednesday, July 31, 1996

Susan Stoddard, Ph.D.
Mayo Medical Ventures
200 First Street S.W.
Rochester, MN 55905

Dear Susan:

This letter confirms that, with regard to the Option Agreement (the “Agreement”) of October 1, 1995 between Acorda Therapeutics, Inc. (“Acorda”) and the Mayo Foundation for Medical Education and Research (“Mayo”), relating to U.S. patent application S.N. 08/236, 520, Acorda and Mayo agree that the Effective Date of the Option Agreement may be extended up to December 1, 1996.

All other provisions of the Agreement shall remain in effect unless amended in writing by mutual agreement of Acorda and Mayo.

If the foregoing is satisfactory, please sign, or have another appropriate representative of Mayo sign, both copies of this letter to indicate Mayo’s agreement, and return one copy to my attention at Acorda.

Thank you for your consideration.  If you have any questions, please do not hesitate to call.

Sincerely yours,
/s/ Ron Cohen
Ron Cohen, M.D.
President and Chief Executive Officer

AGREED TO by the
MAYO FOUNDATION FOR MEDICAL
EDUCATION AND RESEARCH:

Signed:	/s/ Rick F. Colvin

Name:	Rick F. Colvin

Title:	Assistant Treasurer

Date:	8/9/96

145 WEST 58TH STREET	NEW YORK, NY 10019	FAX: (212) 765-8637
SUITE #8J	PHONE: (212) 376-7552	E-MAlL: DRRON18@ADL.COM

JAN 6

December 31, 1996

Susan Stoddard, Ph.D.
Mayo Medical Ventures
200 First Street S.W.
Rochester, MN 55905

Dear Susan:

This letter (the “Second Extension Letter”) confirms that, with regard to the Option Agreement (the “Agreement”) of October 1, 1995 between Acorda Therapeutics, Inc. (“Acorda”) and the Mayo Foundation for Medical Education and Research (“Mayo”), relating to U.S. patent application S.N. 08/236, 520, and with regard to the letter of July 31, 1996 extending the Effective Date of the Option Agreement up to December 1, 1996 (the “First Extension Letter”), Acorda and Mayo agree that the Effective Date of the Option Agreement may be extended up to January 2, 1997, and that this Second Extension Letter supersedes the First Extension Letter.

All other provisions of the Agreement shall remain in effect unless amended in writing by mutual agreement of Acorda and Mayo.

If the foregoing is satisfactory, please sign, or have another appropriate representative of Mayo sign, both copies of this letter to indicate Mayo’s agreement, and return one copy to my attention at Acorda.

Thank you for your consideration.  If you have any questions, please do not hesitate to call.

Sincerely yours,
/s/ Ron Cohen
Ron Cohen, M.D.
President and Chief Executive Officer

AGREED TO by the
MAYO FOUNDATION FOR MEDICAL
EDUCATION AND RESEARCH:

Signed:	/s/ Rick F. Colvin

Name:	Rick F. Colvin

Title:	Assistant Treasurer

Date:	1/7/97

145 WEST 58TH STREET	NEW YORK, NY 10019	FAX: (212) 765-8637
SUITE #8J	PHONE: (212) 376-7552	E-MAlL: DRRON18@ADL.COM

ACORDA/MAYO

Amendment No. 3 to Option Agreement

This Amendment No. 3 to Option Agreement (the “AMENDMENT”) is effective as of March 15, 1998 between Acorda Therapeutics, Inc. (“ACORDA”) and Mayo Foundation for Medical Education and Research (“MAYO”) concerning the Option Agreement between Acorda and Mayo Effective October 1, 1995.

1.             The parties have agreed to include humanization of MAbs by Larry Pease, Ph.D, and Moses Rodriguez, M.D.

2.             Section 1.1 (a) is hereby amended to read in its entirety as follows;

(a)           U.S. patent application S.N. 08/236,520, filed April 19, 1994, and all patent applications disclosing any invention or other intellectual property developed in whole or in part by Moses Rodriguez and/or Larry Pease owned in whole or in part by MAYO relating to humanized and non-humanized monoclonal antibodies associated with myelination and/or remyelination, or derivatives and analogs thereof, including without limitation, compositions and methods of making and using thereof, and foreign patent applications and counterparts thereto (if any);

3.             Except as specifically modified or amended hereby or in Amendment No. 1 to the Option Agreement, the Option Agreement shall remain in full force and effect and, as so modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment may be modified or amended except expressly in a writing signed by the party charged therewith. This amendment shall be governed in accordance with the laws of the State of Minnesota, without reference to principals of conflicts of laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date shown above.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		ACORDA THERAPEUTICS, INC.

Signed:	/s/ John H. Herrell	Signed:	/s/ Ron Cohen, M.D.

Name:	John H. Herrell	Name:	Ron Cohen, M.D.

Title:	Vice President	Title:	President & CEO

Date:	March 24, 1998	Date:	3/20/98

Acorda/Mayo Option & Res Agr (Rodriguez/Pease)	Confidential

ACORDA/MAYO
OPTION TO LICENSE, SPONSORED RESEARCH AGREEMENT
AND LICENSE TERM SHEET

This Option Agreement is made with an Effective Date of March 15, 1998 by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation located at 200 First Street SW, Rochester, Minnesota 55905 (“MAYO”) and Acorda Therapeutics, Inc., a Delaware Corporation, located at 145 West-58th Street, Suite 8J, New York, NY 10019 (“ACORDA”).

This Option Agreement has four addenda 1) Exhibit A, Sponsored Research Agreement; 2) Exhibit B, Statement of Work and Budget, 3) Exhibit C, Technology License Contract Term Sheet, and 4) Exhibit D, Mayo/Acorda Agreements

Certain Inventions relating to the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries by monoclonal antibodies have been made in connection with MAYO’s research, patient care, and education programs. By assignment of the inventions from the developers, MAYO is the owner of certain patent rights.

ACORDA desires to evaluate such inventions for the purpose of determining its interest in obtaining a license from MAYO to sell such inventions.

Now, therefore, the parties agree as follows:

Article 1. Definitions.

1.1 — “Technology” means:

a)             U.S. patent application S.N. 08/263,520, filed April 19, 1994, foreign patent applications and patent counterparts thereto (if any), and all patent applications disclosing any invention or other intellectual property developed in whole or in

1

part by Moses Rodriguez and/or Larry Pease owned in whole or in part by MAYO relating to monoclonal antibodies and pooled IgM for use in the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries, including without limitation pain, or derivatives and analogs thereof, excluding the Technology subject to the Option Agreement entered by ACORDA and MAYO October 1, 1995, as amended;

b) all U.S. and foreign patent applications disclosing inventions conceived or reduced to practice pursuant to the research conducted pursuant to the Sponsored Research Agreement;

c)             all divisions, substitutions, continuations, continuations-in-part applications of (a) and (b) of the preceding, and all U.S. and foreign patents issuing thereon, including reissues, reexaminations, and extensions; and

d) all trade secrets, know-how, and technical information developed by MAYO in connection with the research conducted pursuant to the Sponsored Research Agreement.

1.2 — “Territory” means world-wide including but not limited to North America, Europe, Pacific Rim and Australia, Africa and the Middle East, South America, and the United States and its territories.

Article 2.               Option.

2.1 — In order for ACORDA to evaluate the commercial and technical merits of this Technology, MAYO hereby grants the Company an exclusive worldwide option in the Territory to become the exclusive licensee for the Technology. Said option shall expire the earlier of thirty-six (36) months from the start of the sponsored research program (the “Effective Date”) or the termination of minimum funding of such sponsored research program by ACORDA as described in Exhibits A and B. This option agreement may be extended by mutual written agreement of the parties.

2.2 — During the option period, ACORDA shall pay a minimum of (Two Hundred Thirty-Three Four-Hundred Thirty-One Dollars ($233,431.00) to sponsor a mutually agreed upon research protocol to be performed by MAYO, according to the terms of Exhibits A and B.

2.3 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide to license the Technology, then a License Agreement consistent with the terms sheet attached as Exhibit C shall be negotiated and executed by both parties within ninety (90) days of ACORDA’s notice to MAYO of its decision to license the Technology, or such longer period as may be agreed to In writing by the parties.

2.4 — ACORDA shall pay MAYO Five Thousand Dollars ($5,000.00) within thirty (30) days of the Effective Date of this Option Agreement and on each anniversary thereafter as non-refundable and non-creditable consideration for the exclusive worldwide option granted by MAYO.

2.5 — During the option period, ACORDA shall pay reasonable expenses associated with the prosecution of patent applications disclosing any invention or other intellectual property owned in whole or in part by MAYO relating to monoclonal antibodies and pooled IgM for use in the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries, including without limitation pain, or derivatives and analogs thereof, including without

2

limitation compositions and methods of making and using thereof, excluding the Technology subject to the Option Agreement entered by ACORDA and MAYO October 1, 1995, as amended. The patent prosecution will be controlled by ACORDA, using counsel of ACORDA’s choice, reasonably acceptable to MAYO.

Notwithstanding the above, in the event ACORDA chooses not to prosecute patent applications for an invention ACORDA shall notify MAYO in writing of such decision within sixty (60) days prior to the time action is required to avoid abandoning said patent. Once notified, MAYO shall have the right to prosecute patent applications for said invention independent of ACORDA. If MAYO prosecutes patent applications for said inventions ACORDA will have no further rights to those inventions and MAYO is free to license said inventions to third parties with no further obligation to ACORDA.

2.6 — During the option period, MAYO may not disclose the Technology to third parties without ACORDA’s prior written consent, but MAYO shall retain the nontransferable right to use the Technology for its internal research purposes.

2.7 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide not to license the Technology, MAYO shall be provided with all the research information generated during the option period by ACORDA and MAYO jointly, or given to ACORDA by MAYO.

2.8 — All data jointly generated during the option period by MAYO and ACORDA and provided to MAYO shall be only for internal use by MAYO during the option period.

Article  3.              Confidentiality

3.1 — “Confidential Information” is defined as any written confidential information disclosed by one party to the other and entitled to protection under this agreement which is marked “CONFIDENTIAL,” or words of similar import. If oral, visual, or other non-written manner of disclosure of otherwise undisclosed confidential information is made by one party to the other, such information shall be entitled to protection if identified as confidential at the time of initial disclosure and if a written notice with a summary of such disclosures is delivered to the receiving party within thirty (30) days of such disclosure. Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this agreement. Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

3.2 — Both ACORDA and MAYO covenant and agree that they shall hold the Confidential Information they receive from the other party inviolate, keep it secret, and shall not use any such Confidential Information, except as provided in Article 4 below.  The foregoing restrictions on disclosure of Confidential Information shall not apply to any information that properly comes into the public domain through no action of the other party or its agents or was already known by the other party as evidenced by its that party’s written records.  Each party may use its own discretion to disclose information that was independently developed by that party.

3.3 — Confidential Information shall not be afforded the protection of this Option Agreement if, on the date of signing this Option Agreement, such information is or later becomes:

a) developed by the Recipient independently of the disclosed proprietary information of the other party, and reasonable written documentation exists to demonstrate such development; or

3

b)            rightfully obtained without restriction by the Recipient from any third party who is not restricted from making such disclosure by any direct or indirect obligation of confidentiality to the other party herein; or

c) publicly available other than through the fault of the Recipient; or

d) known to the Recipient at the time of its disclosure by the other party hereto, and reasonable written documentation exists to demonstrate such knowledge.

e)             subject to disclosure under a facially valid court order, warrant, or subpoena, but only if the Recipient first gives the other party immediate oral and written notice of the court order, warrant, or subpoena to permit that party to take appropriate legal action in the circumstances.

3.4 — ACORDA shall not disclose, provide or otherwise make the Technology or the Confidential Information available to any person or entity other than employees, consultants, advisors, or agents of ACORDA that have signed secrecy agreements at least as restrictive as the provisions of this Option Agreement.  Before the Confidential Information or Technology is made available to any person directly responsible for the evaluation of the Technology for licensure, ACORDA will notify the person of the obligations of confidentiality contained in this Option Agreement and obtain an agreement from that person to abide by said obligations.

3.5 — The obligations of confidentiality stated in 3.1 and 3.2 shall survive the termination or expiration of this Option Agreement for five (5) years.

Article 4.               Authorized Use

4.1 — During the term of this Option Agreement, ACORDA shall use the Technology and the Confidential Information only for the purpose of evaluating the Technology both in the laboratory and in commercial assessments. Notwithstanding the above, the ACORDA may disclose confidential Information of MAYO (1) to their legal representative and employees, to Affiliates, to legal representatives and employees of Affiliates, to the extent such disclosure is reasonably necessary to achieve the purposes of this Contract, and provided such representative and employees are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) In connection with the filing and support of patent applications; or (iii) as required by law or to comply with applicable governmental regulations or court order or otherwise submit information to tax or other governmental authorities, including the FDA and its foreign counterparts; provided that if the ACORDA is required to make any such disclosure of MAYO’s confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to MAYO of such disclosure and save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure and disclose only the minimum necessary to comply with such requirements.

4.2 — ACORDA and MAYO shall not use, expressly or by implication, any trademark or trade name of the other party, or any contraction, abbreviation, simulation or adaptation thereof, or the name of any of the other party’s staff in any news, publicity release, policy recommendation, advertising or any commercial communication without the express written approval of the other party; provided, however, once a public announcement has been approved, further approvals need not be obtained for further announcement which are not materially different from an earlier approved announcement.  The provisions of this Section 4.2 shall survive the Termination or expiration of this Option Agreement.

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Article 5.               Termination

5.1 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide to exercise its option and execute the License Agreement, the terms of this Option Agreement will be superseded by the terms of the License Agreement at the time the License Agreement is executed by both parties and becomes effective.

5.2 — Should ACORDA, on or before the expiration of the option granted in 2.1 above, decide not to license the Technology, ACORDA may terminate this Option Agreement by providing written notice of its decision to MAYO. Furthermore, Section 2.2 of this Option Agreement remains enforceable subsequent to any termination of this Option Agreement by ACORDA, subject to the terms and conditions of the Sponsored Research Agreement.

5.3 — Following nine (9) months after the Effective Date of this Option Agreement, ACORDA shall have the right to terminate its support of the Sponsored Research with ninety (90) days notice; provided ACORDA shall be obligated to pay to MAYO the salary of one (1) technician until the third anniversary of the Effective Date of the Option Agreement, unless MAYO receives contract or grant funds from an external source to support said technician. Should ACORDA terminate the Sponsored Research Mayo agrees to use best efforts to find other sources of funding for the technical salary.

Article 6.               General

6.1 — ACORDA may not assign or subcontract any of its obligations or rights under this Option Agreement without MAYO’s prior, express, written consent, which consent may not be unreasonably withheld, except that ACORDA may assign its rights and obligations under this Option Agreement without such consent to an affiliate wholly-owned or majority-owned or controlled by ACORDA, or to any entity that acquires substantially all of the assets of ACORDA, or entities to which ACORDA has assigned all or substantially all of its assets relating to the Option Agreement whether by merger, acquisition, sale, operation of law, or otherwise.  Mayo, however, may object to such assignment of rights under this Option Agreement if ACORDA proposes to assign its rights to an entity whose image, reputation, or business goals are judged incompatible with MAYO’s mission and reputation, in MAYO’s reasonable Judgment.

6.2 — This Option Agreement and its effects are subject to and shall be construed and enforced in accordance with the laws of the State of Minnesota except that no part of Minnesota law shall apply that directs the application of another jurisdiction’s law.

6.3 — The failure of either party to insist at any time upon the strict observance or performance of any of the provisions of the Option Agreement, or to exercise any right or remedy as provided in this Option Agreement, shall not impair any such right or remedy and shall not be construed to be a waiver or relinquishment. Furthermore, no waiver of any provision of this Option Agreement by either party shall be construed as a waiver of any other provision or as a waiver of the same provision at any subsequent time.

6.4 — This Option Agreement (including Exhibits A, B and C) constitutes the entire agreement between the parties and supersedes all prior or contemporaneous, oral and written agreements, proposals and discussions relating to the same subject matter. The Option Agreement may be amended only through a writing signed by each of the parties.

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6.5 — Neither party shall disclose the terms of this Option Agreement to any third party, and neither party shall issue any press release or other statement to the media regarding the existence of the Option Agreement or its subject matter (if the other party is mentioned) without the prior written consent of the other party.

6.6 — Both parties agree that execution of this Option Agreement may be effected by the receipt of facsimile signature pages.

IN WITNESS WHEREOF, each of the parties has caused this Option Agreement to be executed on its behalf by its duly authorized representative.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		ACORDA THERAPEUTICS, INC.

Signed:	/s/ John H. Herrell	Signed:	/s/ Ron Cohen, M.D.

Name:	John H. Herrell	Name:	Ron Cohen, M.D.

Title:	Vice President	Title:	President & CEO

Date:	March 24, 1998	Date:	3/20/98

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Exhibits A and B
to
Acorda/Mayo Option Agreement,
dated March 15, 1998

(Included as Exhibit A to License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000)

EXHIBIT C
ACORDA/MAYO
TECHNOLOGY LICENSE CONTRACT TERM SHEET

Grant of Rights and Definitions

License:
Mayo Foundation for Medical Education and Research (“MAYO”) will grant to Acorda Therapeutics (“ACORDA”) an exclusive license, with the right to grant, offer for sale and authorize sublicenses, under the Licensed Patents to develop, make, have made, Import, Use, offer for sale, sell and otherwise exploit Licensed Product in the Territory.

Territory:	Worldwide (with specific regions to be defined in the final license for royalty accounting purposes).

Field of Use:	Use in the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries including, without limitation, pain.

Licensed Technology:
Licensed Technology includes (i) the Licensed Patents, (ii) Project Know-How, and (iii) all patent applications disclosing any invention or other intellectual property developed by Dr. Moses Rodriguez and/or Dr. Larry Pease and owned in whole or in part by MAYO relating to humanized and non-humanized monoclonal antibodies and pooled IgM for use in the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries, including without limitation pain, or derivatives and analogs thereof, including without limitation compositions and methods of making and using thereof, excluding the Technology subject to the Option Agreement entered by ACORDA and MAYO October 1, 1995, as amended.

It is understood and agreed that any use of intellectual property outside of the field covered by the original option agreement entered by ACORDA and MAYO on October 1, 1995, shall be covered by this agreement as depicted in Exhibit D.

Licensed Patents:
Licensed Patents include (i) all patent applications (provisional or utility) filed with respect to inventions conceived or otherwise developed relating to humanized and non-humanized monoclonal antibodies and pooled IgM, or their derivatives or analogs, for use in the prevention, mitigation and/or treatment of nervous system disorders, diseases or injuries, including without limitation pain, and (ii) all divisions,

18

substitutions, continuations, continuations-in-part applications, and reissues, re-examinations, and extensions of (i) and (ii) above, (iii) all foreign counterparts of the preceding, and (iv) all patents issuing on the preceding.

Project Know-How:
All trade secrets, biological materials and other Intellectual property conceived or otherwise developed in the course of and in connection with the Sponsored Research, and all subsequent modifications, enhancements and improvements hereto, excluding the patent applications and patents within the Licensed Patents.

Licensed Product:	Products covered by a pending or issued claim of a Licensed Patent in the country which such product is sold, or which incorporate or utilize Project Know-How.

Consideration and Royalties

License Fee:
Within thirty (30) days of the effective date of this agreement, ACORDA shall pay to MAYO a license fee of twenty-five thousand dollars ($25,000). (Fifteen Thousand ($15,000.00) of said License Fee will be deferred as long as ACORDA provides minimum financial support of a three (3) year sponsored research program in the laboratories of Drs. Larrry Pease and Moses Rodriguez.

Milestones:	For the first (1st) Licensed Product ACORDA will pay MAYO the following amounts on the achievement of the following events:

(1) Issuance of the first U.S. patent within the Licensed Patents which contains an awarded claim for human monoclonal antibodies: $25,000.00.

(2)
Initiation of the second (2nd) US Phase III clinical trial for the first Licensed Product: $125,000.00 in the event a second US Phase III trial is not initiated ACORDA will pay $125,000.00 at the time such decision is made.

(3) US FDA marketing approval of the first (1st) therapeutic Licensed Product: $500,000.00

For the second (2nd) Licensed Product ACORDA will pay MAYO the following amounts on the achievement of the following events:

(1)
Initiation of the second (2nd) US Phase III clinical trial for the first Licensed Product: $150,000.00.  In the event a second US Phase III trial for the second (2nd) Licensed Product is not initiated ACORDA will pay $150,000.00 at the time such decision is made.

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(2)
US FDA marketing approval of the second (2nd) therapeutic Licensed Product which is not a modification or extension of the first Licensed Product and has a therapeutic indication which is different from the first Licensed Product: $500,000.00

Royalties:
It is understood and agreed that a higher royalty is only due for Licensed Product which is outside the field defined in the original option agreement entered by ACORDA and MAYO on October 1, 1995. ACORDA shall pay MAYO the greater of:

(i) a royalty of two percent (2%) of the net sales up to $400,000,000.00 of the Licensed Product sold by ACORDA in the Territory covered by a valid claim of an issued patent within the Licensed Patents which contains an awarded valid composition of matter claim in the country which such Licensed Product are sold, or

(ii) two and one-half, percent (2.5%) of the net sales greater than $400,000,000.00 of the Licensed Product sold by ACORDA in the Territory covered by a valid claim of an issued patent within the Licensed Patents which contains an awarded valid composition of matter claim the country which such Licensed Product are sold, or

(iii) a royalty of one percent (1%) of the net sales of the Licensed Product sold by ACORDA in the Territory covered by a pending patent within the Licensed Patents containing a pending composition of matter claim in the country which such Licensed Product are sold.

If the issued patents contain only awarded valid utility claims the parties agree to negotiate in good faith royalty rates for the sale of Licensed Product which reflect customary royalties for intellectual property of the type, degree of proprietary protection and value mutually agreed to by MAYO and ACORDA.

Royalties to Third Parties:
In the event that in connection with its sale of Licensed Product, Acorda pays a third party royalties or other amounts to make, use or sell Licensed Product or to avoid or settle a claim of infringement of the intellectual property rights of such third party, Acorda may offset such amounts against up to 50% of the amounts due, Mayo; provided, however, in no event shall Mayo receive less than 0.50% of the net sales of Licensed Product sold by Acorda and its affiliates.

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Sublicense Royalties:
ACORDA will pay MAYO twenty-five percent (25%) of the royalty received by ACORDA from sublicensees with respect to the sale of Licensed Product for use in applications which ACORDA decides, in its business judgment, not to commercialize. MAYO shall not be entitled to any share of amounts received by ACORDA from sublicensees for equity, debt, research and development, performance based milestones, the license or sublicense of any intellectual property other than the Licensed Patents, products other than the Licensed Product, or reimbursement for patent or other expenses.

Combination Product Royalties:
In the event that an Amended Licensed Product is sold in combination with another product which is not a Licensed Product, the amount paid to MAYO shall be based upon the proportion of the value of such combination products reasonably attributable, by mutual agreement of the parties, to the Licensed Patents.

Other Provisions

Due Diligence:
ACORDA will use reasonable efforts, consistent with its prudent business judgment, to develop and commercialize Licensed Product and obtain and maintain such approvals as may be necessary for the sale of products in the US and such other worldwide markets as ACORDA selects to commercialize such Licensed Product. ACORDA shall use reasonable efforts to develop a Licensed Product for Multiple Sclerosis (MS) as long as it remains technically and commercially feasible.  If ACORDA decides in its business Judgment not to commercialize a Licensed Product for MS the parties agree to discuss returning the patent rights for MS to MAYO.

Patents:
MAYO shall own all of its inventions, discoveries and other developments. whether or not patentable, arising out of research carried out related to the Amended Licensed Patents. ACORDA shall own all of its inventions, discoveries and other developments, whether or not patentable, arising out of research carried out related to the Licensed Technology.  Inventions or discoveries made Jointly by both MAYO and ACORDA shall be Jointly owned by both parties and, if patent applications are filed, patents shall be applied for on behalf of both parties. Rights held by MAYO in any inventions, including without limitation rights in and to patent applications and patents which may be obtained thereon, shall be deemed to be within the terms Licensed Patents and shall be subject to the license granted Acorda Therapeutics herein.

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Patent Prosecution:
ACORDA will be responsible, using patent counsel of its choice, for preparing, filing, prosecuting and maintaining patent applications and patents within the licensed patents. ACORDA will pay the costs incurred in connection with such activities, and reimburse MAYO for reasonable costs incurred in connection with such activities prior to the effective date of the license; fifty percent (50%) of all such amounts (including attorneys’ fees) shall be creditable against earned royalties due MAYO.  At MAYO’s request, ACORDA shall provide MAYO with reasonable documentation of such costs. MAYO and ACORDA will cooperate and consult with each other in the prosecution of the licensed patents.

Patent Enforcement:
In the event of any infringement of the Licensed Patents or misappropriation of the Project Know-How, the parties shall consult to determine if they will Jointly bring action to terminate such infringement or misappropriation. Any recovery obtained by the parties in such an action shall be used first to reimburse the cost of such action and the remainder divided equally between the parties.

In the event that the parties fail to initiate such action within ninety (90) days of receiving notice of such infringement or misappropriation, ACORDA shall have the right, but not the obligation, to initiate suit to stop such infringement or misappropriation. Any recovery obtained by ACORDA in such an action shall be used first to reimburse the cost of such action, and the remainder shall be retained by ACORDA and treated as net sales of Licensed Product, subject to the royalty obligations to MAYO herein.

In the absense of an agreement to institute a suit jointly, and if ACORDA does not initiate such an action within a further ninety (90) days, MAYO may institute a suit for the infringement of the licensed patents, or opposition or interference with respect thereto, or any misappropriation of Project Know-How, or defend any declaratory judgment relating thereto.  MAYO shall bear the entire cost of such litigation, including attorneys’ fees, and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree, arbitration, or settlement. ACORDA shall cooperate reasonably with MAYO, except financially, in such litigation.

Sublincenses:	Any sublicense granted by Acorda under the Licensed Technology shall remain in effect and be assigned to MAYO in the event this license terminates.

Assignment:
ACORDA may not assign the license without the consent of MAYO, which consent shall not be unreasonably withheld; provided, ACORDA may assign the license in connection with the sale or transfer of all or substantially all the rights and obligations of ACORDA relating to the Licensed Product, without the prior consent of MAYO.

Term:
The License shall terminate on a country-by country and Licensed Product by Licensed Product basis upon the expiration of the last to expire Licensed Patent in such country. ACORDA shall have the right to

22

terminate the license agreement with respect to any aspect of the Licensed Technology and/or any country, on ninety (90) days written notice.

Other:	The formal agreement will include other customary provisions to be agreed upon by the parties, including indemnification, royalty reporting, audit rights and the like.

Execution:	Both parties agree that execution of this License Term Sheet may be effected by the receipt of facsimile signature pages.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		ACORDA THERAPEUTICS, INC.

Signed:	/s/ John H. Herrell	Signed:	/s/ Ron Cohen, M.D.

Name:	John H. Herrell	Name:	Ron Cohen, M.D.

Title:	Vice President	Title:	President & CEO

Date:	March 24, 1998	Data:	3/20/98

23

Exhibit C
to
License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000

Exhibit C

Remvelination Monoclonal Antibody Cases

PCT/U.S. Serial No.	Title of Application	Date of Filing

US#5,591,629	Monoclonal Antibodies Which Promote Central Nervous System Remyelination	4/29/94

PCT/US 95/05262	Monoclonal Antibodies Which Promote Central Nervous System Remyelination	4/27/95

08/692,084	Promotion of Central Nervous System Remyelination Using Monoclonal Antibodies	8/8/96

08/779,784	Promotion of Central Nervous System Remyelination Using Monoclonal Antibodies	1/7/97

09/332,862	Human IgM Antibodies, and Diagnostic and Therapeutic Uses Thereof Particularly in the Central Nervous System	5/28/99

09/580,787	Human IgM Antibodies, and Diagnostic and Therapeutic Uses Thereof Particularly in the Central Nervous System	5/30/00

09/568,351	Human IgM Antibodies, and Diagnostic and Therapeutic Uses Thereof Particularly in the Central Nervous System	5/10/00

PCT/US 00/14902	Human IgM Antibodies, and Diagnostic and Therapeutic Uses Thereof Particularly in the Central Nervous System	5/30/00

Exhibit D
to
License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000

EXHIBIT D

MANDATORY MEDIATION AND BINDING ARBITRATION

1.             NOTICE OF DISPUTE. Except to the extent otherwise expressly provided in Sections 5.3 and 5.4 of this Agreement, any dispute related to this Agreement between the Parties, including its formation, performance, or Termination, which cannot be resolved by the Parties themselves within thirty (30) days of written notice by one Party to the other of the existence of a dispute, may be referred by either of the parties to mandatory mediation and binding arbitration under the terms of this Exhibit. The Parties intend the mediation/arbitration procedure described in this Exhibit to substitute in all cases for litigation related to any such dispute, subject only to part 7, below, and this agreement to submit all such disputes to mandatory mediation and binding arbitration is irrevocable.

2.             LIMITATION PERIOD. No demand for mediation/arbitration may be made regarding any claim more than one hundred eighty (180) days after written notice by one Party to the other of the existence of a dispute, regardless of any otherwise applicable statute of limitations.

3.             MEDIATOR/ARBITRATOR. If the Parties cannot agree upon a single mediator/arbitrator within fourteen (14) days after written demand by either of them for mediation/arbitration, then a single mediator/arbitrator shall be chosen by the American Arbitration Association office in New York City, New York, within thirty (30) additional days after the fourteen (14) day period. The mediator/arbitrator shall be generally experienced in the legal and technical matters related to the dispute.

4.             MEDIATION. Within thirty (30) days of the appointment of the mediator/arbitrator, the Parties must attend a mediation session at which the mediator/arbitrator personally shall attempt to guide the Parties to a settlement. Each Party may be represented by counsel at the mediation, but each Party must attend through an officer having authority to agree to a settlement at the mediation. The mediation session shall occur in New York City, New York, and shall extend no longer than a single day. Statements or offers made at the mediation session shall not be admissible in any later arbitration hearing.

5.             ARBITRATION. If such mediation has not resulted in a mutually-executed settlement agreement (or withdrawal of claim) within five (5) business days after the date of mediation, then the Parties shall proceed to arbitration as described below. Such arbitration, which the Parties intend to be final and to substitute for litigation, shall occur in New York City, New York, and the arbitration results may be entered as a final judgment in any court with jurisdiction. The decision of the arbitrator shall be final and binding upon the Parties both as to law and fact.

(a)           Initial Disclosures. Within twenty-one (21) days after the date of mediation, the Parties shall exchange written disclosures listing with reasonable specificity: (i) all exhibits expected to be used by the Party at arbitration, and complete copies of such exhibits, (ii) all witnesses expected to be called by the Party at arbitration, and (iii) the substance of the testimony of each witness. Copies of such disclosures shall be sent to the arbitrator, No exhibit or witness may be called if the same does not appear on such disclosure, and no witness may testify as to matters not described in such disclosure, except for rebuttal testimony as may be permitted by the arbitrator.

(b)           Discovery Period. Within fourteen (14) days after exchange of the disclosure notices, the Parties shall make specific discovery requests to the arbitrator, and within an additional fourteen (14) days the arbitrator shall issue to both parties a joint discovery order. The discovery period preceding the arbitration hearing shall not exceed sixty (60) days from the issuance of the discovery order by the arbitrator.

(c)           Scope of Discovery. Discovery shall be limited to that ordered by the arbitrator as being reasonable and necessary, and in no case shall exceed the deposition of two (2) witnesses for each Party, and/or the exchange of more than a total of twenty-five (25) specific and non-compound interrogatories by each party, and/or two specific requests by each Party for the production of documents considered by the arbitrator to be reasonably relevant and not unduly burdensome.

(d)           Hearing. The arbitration hearing, which shall be confidential to the parties and not open to the public, shall not exceed two (2) separate days, and shall be completed within thirty (30) days of the close of discovery. The arbitrator may admit any testimony or other evidence which the arbitrator decides is reasonably relevant to the issues of the arbitration, but excluding statements or offers made by either Party at the mediation session.

(e)           Final Decision. The arbitrator shall issue a final written decision no later than sixty (60) days following the end of the arbitration hearing, stating findings as to law and fact. The decision shall be confidential to the Parties. The arbitrator shall be limited to determining and ordering the payment of actual and direct damages if any, and may order the payment of indirect, special, incidental, or consequential damages only where bad faith has been shown and/or to the extent required to fulfill any obligations under Article 8 of the Agreement. The arbitrator shall not order the payment of punitive or exemplary damages in any case.

6.             COSTS AND FEES. Both Parties shall be responsible for their own costs and fees (including attorney’s fees), and shall divide common costs and fees equally; however, if the arbitrator specifically finds bad faith on the Part of either Party, then the arbitrator may order a different division of costs and fees.

7.             EQUITABLE RELIEF. Nothing in this Exhibit prohibits either Party from seeking equitable relief to protect its rights to the extent that irreparable harm may occur and damages would not be a sufficient remedy, except that neither Party shall seek to enjoin mediation/arbitration as described in this Exhibit.

(a)           Specific Performance. Among the equitable remedies that a Party may seek under this part 7, either Party may petition a court for specific performance of the terms of this Exhibit, including following the failure of either Party without good cause to adhere to the time limits set out in this Exhibit. A Party securing an order for specific performance under this part 7(a) is entitled to recover costs and reasonable attorneys’ fees in connection with such petition for specific performance and any related hearings.

8.             SURVIVAL. The rights and obligations of the Parties described in this Exhibit survive the Termination, expiration, non-renewal, or rescission of this Agreement.

9.             GOVERNING RULES AND LAW. To the extent not inconsistent with the terms of this Exhibit, the mediation and arbitration are governed by the rules of the American Arbitration Association, the Minnesota Arbitration Act, and the Federal Arbitration Act (9 U.S.C s. 1 et seq.).

Exhibit E
to
License Agreement between
Acorda Therapeutics, Inc. and the
Mayo Foundation for Education and Research,
dated September 8, 2000

MATERIAL TRANSFER AGREEMENT

1.             The Effective Date of this Material Transfer Agreement is             .

2.             The parties to this Agreement are:

(a) MAYO Foundation for Medical Education and Research, 200 First Street SW, Rochester, MN 55905-0001, hereinafter “MAYO”; and

(b)
hereinafter “INSTITUTION”.

3.             The MATERIAL covered by this Agreement includes:                {relevant Ab}       , developed by Moses Rodriguez, M.D. and his colleagues at MAYO Rochester (MAYO files MMV-92-102 and MMV-97-055); (b) any related biological material or associated know-how and data received by INSTITUTION from MAYO; and (c) any progeny or unmodified derivatives produced from any of the foregoing by MAYO, its employees and/or agents. The MATERIAL covered by this Agreement is the subject of United States Patent No. 5,591,629, Application S.N. 08/236,520, filed April 19, 1994, entitled “Monoclonal Antibodies Which Promote Central Nervous System Remyelination,” and foreign counterparts and                          [list specific CIPs or patents}             and other pending patent claims of MAYO and is subject to an exclusive worldwide license granted by MAYO to Acorda Therapeutics, Inc, (“ACORDA”) pursuant to a license agreement dated [insert date] for commercial exploitation of the MATERIAL under the foregoing patent rights (the “MAYO/ACORDA license agreement”) INSTITUION AND MAYO acknowledge that MAYO may only transfer the MATERIAL to INSTITUION under terms and conditions of a material transfer agreement which has been approved in advance by ACORDA.

4.             The MATERIAL and any related information disclosed by MAYO will be kept confidential and not made available or disclosed by INSTITUTION to third parties or disclosed in any publication. The MATERIAL shall be used solely for research in the laboratory of                   (“SCIENTIST”) at INSTITUTION, such research to be limited to                                                                                                                                                                                                                                 . MAYO and ACORDA shall be free, in their sole discretion, to distribute the MATERIAL to others and to use it for their own purposes.

5.             INSTITUTION shall not distribute or release the MATERIAL to any person other than laboratory personnel under SCIENTIST’s direct supervision who shall be made aware of the provisions of this agreement, including confidentiality and license of commercial rights to inventions, and who is bound by its terms. INSTITUTION shall ensure that no one will be allowed to take or send the MATERIAL to any other location, unless prior written permission is obtained from MAYO and ACORDA. This MATERIAL is made available for investigational use only in laboratory animals or in vitro experiments. INSTITUTION and SCIENTIST agree that the MATERIAL will not be used for any other purpose. Neither the MATERIAL nor any biological materials treated therewith will be used in human beings. INSTITUTION and SCIENTIST are specifically excluded from re-engineering or modifying the MATERIAL with the specific intent of designing around pending claims of United States and foreign patents.

6.             This Agreement and the resulting transfer of MATERIAL constitute a license to use the MATERIAL solely for not-for-profit academic research purposes. INSTITUTION agrees that nothing herein shall be deemed a grant under any MAYO patents (either existing or future) or any rights to use the MATERIAL for any products or processes for profit-making or commercial purposes. The MATERIAL will not be used in research that is subject to consulting or licensing obligations to another institution, corporation or business entity unless prior written permission is obtained from both MAYO and ACORDA.

7.             MAYO and INSTITUTION agree that all rights to sole MAYO inventions resulting from the use of the MATERIAL under this agreement, i.e. inventions made solely by MAYO faculty, staff, or students, shall be owned by MAYO; sole INSTITUTION inventions resulting from the use of the MATERIAL under this agreement, i.e. inventions made solely by the employees of INSTITUTION, shall be owned by INSTITUTION. All rights to joint inventions resulting from the use of the MATERIAL under this agreement, as determined under United States’ Patent Law, shall be owned jointly between INSTITUTION and the MAYO.

8.             Should INSTITUTION or SCIENTIST create, either alone or with MAYO, any new and useful invention, discovery, process, improvement or other intellectual property conceived of, first reduced to practice, made or otherwise developed during the research, whether for the MATERIAL, related to the MATERIAL, or resulting in part from use of the MATERIAL, (an “Invention”) it hereby grants MAYO, and MAYO’s licensee, ACORDA, the exclusive (even as to INSTITUTION and SCIENTIST) perpetual, worldwide, royalty-free license to develop, make, have made, use, import, export, lease, offer to sell, sell, have sold and otherwise exploit any and all products, processes or services making use of the invention for any and all commercial purposes and to grant, offer for sale and authorize sublicenses with respect to the right and license granted under this Section 8 to third parties, MAYO acknowledges and confirms that any license rights it may receive from INSTITUTION under this agreement shall be deemed part of the technology MAYO has licensed to ACORDA under the MAYO/ACORDA license agreement.

9. INSTITUTION shall have no rights in the MATERIAL other than as provided in this Agreement, and at the request of MAYO, INSTITUTION and/or SCIENTIST will return or destroy all unused MATERIAL.

10.           SCIENTIST will inform MAYO and ACORDA in reasonable detail of all research results created by SCIENTIST and/or INSTITUTION related to the MATERIAL by personal written communication. INSTITUTION and/or SCIENTIST shall be free to use data and information from research results for any academic and non-commercial purpose, but will make proper acknowledgment of the work done by SCIENTIST, and agree to inform MAYO and ACORDA of any proposed public disclosure of research results at least one hundred twenty (120) days prior to such disclosure to permit MAYO and ACORDA to protect any proprietary information related thereto and to confirm that no information disclosed to INSTITUTION in confidence is included in such public disclosure. MAYO and ACORDA shall be free to use any and all research results for any purpose.

11.           The MATERIAL is experimental in nature and it is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. MAYO MAKES NO REPRESENTATION OR

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WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

12.           In no event shall MAYO be liable for any use by INSTITUTION, its employees and/or agents of the MATERIAL or any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from or in connection with this Agreement or the use, handling or storage of the MATERIAL. Furthermore, to the extent permitted by applicable law, INSTITUTION agrees to indemnify MAYO and any of its employees and hold it and them harmless from any action, claim, or liability, including, without limitation, liability for death, personal injury, or property damage, arising directly or indirectly from INSTITUTION’s possession, testing, screening, distribution or other use of the MATERIAL provided under this Agreement, and/or from INSTITUTION’s publication or distribution of the test reports, data, and other information relating to said MATERIAL.

13.           INSTITUTION will use the MATERIAL in compliance with all laws and governmental regulations and guidelines applicable to the MATERIAL, and when the MATERIAL is used in the United States, INSTITUTION and SCIENTIST will comply with current NIH guidelines.

14.           This Agreement shall be governed by the laws of Minnesota. It may be amended only in writing signed by both MAYO and INSTITUTION and specifically referencing this Agreement. Any proposed amendment must also be approved in advance in writing by ACORDA. Neither this Agreement nor any of INSTITUTION’s or SCIENTIST’S rights or obligations under the Agreement may be assigned by INSTITUTION or SCIENTIST without the written consent of MAYO. ACORDA is a third party beneficiary of this Agreement and shall have the right to enforce its provisions. The failure of MAYO or ACORDA to insist at any time upon the strict observance or performance of any of the provisions of this Agreement, or to exercise any rights or remedy as provided in this Agreement, will not impair any such right or remedy and will not be construed to be a waiver or relinquishment of the right or remedy.

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ACCEPTED AND AGREED TO:

SCIENTIST	MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:

Title:

Date:	Date:

Authorized Representative of the RECIPIENT INSTITUTION	Authorized Representative of ACORDA (Pursuant to Section 2.2 of its License Agreement with MAYO dated as of [date] ACORDA approves and consents to this Material Transfer Agreement)

By:	By:

Title:	Title:

Date:	Date:

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